Exhibit 10.1

Standard Form of Agreement Between Owner and Contractor where the basis for payment is a Stipulated Sum

AGREEMENT (sometimes referred to as “Agreement” or “Contract”) made as of the 2nd day of April in the year 2021.

BETWEEN the Owner: Adicet Therapeutics, Inc. (the “Owner”), having an address: 200 Constitution Dr. Menlo Park, CA 94025,

and the Contractor: CP Enterprises, Inc. d/b/a CP Construction, a California corporation (the “Contractor”), having an office at 6662 Mayhews Landing Road, Newark, CA 94560-2304.

The Project is: Tenant Improvements for Adicet Therapeutics, Inc. at 1000 Bridge Pkwy, Redwood City CA 94065

The Architect is: Form4 Architecture, 120 Second Street, 2nd Floor, San Francisco, CA 94105, or such other Architect as is selected by Owner.

The Owner and Contractor agree as follows.

ARTICLE 0 CONTRACT OVERVIEW

0.1 The Owner and the Contractor are entering into this Agreement in order to (1) arrange for certain Pre-Construction Services, (2) the performance of the design and construction documents for the mechanical, plumbing and electrical scopes of work (“MEP”) (3) provide an agreed upon framework for a Stipulated Sum Proposal, and (4) upon Owner’s acceptance of such Proposal, for Contractor to perform and Owner to pay for the Work described in the proposal. Owner may request, and Contractor shall perform, Pre-Construction Services with respect to scheduling, estimates, budgeting, site logistics, planning and assistance with value solutions and the like, and Contractor will be paid the amounts specified in Schedule 3. In addition, the Contractor is responsible for completing the design and construction documents for the MEP scope of Work as further described in Schedule 5. All design and construction documents for the MEP scope of Work, if expressly accepted in writing by the Owner shall become Contract Documents. No such acceptance shall relieve the Contractor of any design defects or errors in such documents. Owner may authorize Contractor in writing to order materials and/or to perform certain Work prior to the date of any Approved Stipulated Sum Proposal and when the terms of such authorization are agreed to by Contractor (“Early Work Authorization”), Contractor will order such materials and/or perform such Work and be paid therefore as set forth in such Early Work Authorization and this Agreement.

0.2 At such time as such Drawings and Specifications are complete for the Project such that subcontracts for major trades can be bid and awarded and orders for long-lead materials and equipment can be released for manufacturing, and upon Owner’s request, Contractor shall prepare and submit to Owner a Stipulated Sum Proposal in the form attached hereto as Exhibit C, which Stipulated Sum Proposal shall have had incorporated at the time this Agreement is signed certain business factors set forth therein. The parties shall reasonably cooperate to prepare the following information so that Contractor can submit a Stipulated Sum Proposal at the time requested by Owner, which Stipulated Sum Proposal shall be based on Exhibit C attached and include the following:

1.	The Date of Commencement of the Work shall be the date agreed upon by Owner and Contractor in the Accepted Stipulated Sum Proposal.

2.	The Date of Substantial Completion of the Work shall be the date agreed upon by the Owner and Contractor in the Accepted Stipulated Sum Proposal.

3.	The Construction Schedule will be attached to the Stipulated Sum Proposal as Appendix C.

4.	The Work will be described in the Drawings and Specifications or Project Manual to be attached as Appendix D to the Stipulated Sum Proposal.

5.	The Pre-Contract Work costs shall be those costs referred to in paragraph 1 of Exhibit C and shall be included in the Accepted Stipulated Sum Proposal in the manner described in Exhibit C.

6.	Allowances, if any, shall be agreed upon by Owner and Contractor in the Accepted Stipulated Sum Proposal.

7.	The Schedule of Values will be attached as Appendix A to the Accepted Stipulated Sum Proposal.

Upon Owner’s written acceptance of a Stipulated Sum Proposal (“Accepted Stipulated Sum Proposal”) and service upon Contractor of the Owner’s Notice to Proceed with Phase Two Work, but not otherwise, Contractor shall perform the Work with respect to the Project and Owner shall pay for such Work in accordance with such Accepted Stipulated Sum Proposal and this Agreement. Notwithstanding anything in this Agreement to the contrary, Owner retains the right to terminate this Agreement at any time and for any reason, including without limitation if it cannot reach agreement on a Stipulated Sum Proposal, without payment of any costs, damages or loss whatsoever to Contractor on account of such termination, except that Owner shall pay Contractor on account of its Pre-Construction Services, design services for the MEP scope of Work, and any Early Work Authorizations in accordance with this Agreement.

ARTICLE 1 THE CONTRACT DOCUMENTS

For definition see Section 1.1.1 of Exhibit A.

ARTICLE 2 THE WORK OF THIS CONTRACT

2.1 The Contractor’s Basic Services are divided into two phases. “Phase One Services” are those services to be performed in the Preconstruction phase of the Project and consist of the services described in Schedule 3 as well as the Contractor’s completion of the design and construction documents for the MEP scope of Work as further described in Schedule 5. The Contractor shall complete the design of the MEP scope of Work in accordance with Schedule 5 as well as the professional standards of care applicable to projects, buildings or work of similar complexity, quality and scope comparable to the Work of the Project. Design services shall be performed by a person appropriately qualified and licensed in the applicable discipline.

2.2 “Phase Two Work” is that work to be performed in the construction phase of the Project and consists of the Contractor’s full execution and completion of the Work, as defined and described in the Accepted Stipulated Sum Proposal and otherwise in this Agreement. The Contractor’s responsibility to provide Phase Two Work commences only upon receipt of the Owner’s Notice to Proceed with Phase Two Work. The decision to engage the Contractor for the Phase Two Work lies solely within the discretion of the Owner.

ARTICLE 3 RELATIONSHIP OF THE PARTIES

3.1 The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and exercise the Contractor’s best skill, efforts and judgment in furthering the interests of the Owner and fulfilling the Contractor’s obligations under the Contract Documents; to furnish efficient business administration and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with the Owner’s interests. The Owner agrees to furnish in a timely manner information required by the Contractor under the Contract Documents and to make payments to the Contractor in accordance with the requirements of the Contract Documents. The Contractor expressly agrees on its own behalf and behalf of all Subcontractors employed pursuant to the Contract that none of them shall have rights or claims by virtue of this Contract against the Owner on account of any other contract. Those persons designated as “Key Personnel” and listed on Schedule 4, shall provide services to the Project.

ARTICLE 4 DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

4.1 PHASE ONE SERVICES

4.1.1 The date of commencement of the Phase One Services shall be January 4. 2021.

4.1.2 The Contractor’s Phase One Services shall be deemed complete only upon notice provided by the Owner that the Preconstruction services have been satisfactorily performed and completed and the Contractor’s design of the MEP scope of Work is complete and final in accordance with Schedule 5 and requires no further review or acceptance by any governmental authorities prior to construction of the MEP scope of Work. The date of completion of the Phase One Services shall be March 11, 2021.

4.2 PHASE TWO WORK

4.2.1 The date of commencement of the Phase Two Work shall be [SEE ACCEPTED STIPULATED SUM PROPOSAL] April 15, 2021

4.2.2 The Contract Time shall be measured from the date of commencement of the Phase Two Work to the Date of Substantial Completion of the Phase Two Work [SEE ACCEPTED STIPULATED SUM PROPOSAL]

4.2.3 The Contractor shall achieve Substantial Completion of the entire Phase Two Work not later than the Date of Substantial Completion of the Phase Two Work [SEE ACCEPTED STIPULATED SUM PROPOSAL], subject to adjustments of this Contract Time as provided in the Contract Documents.

4.3 Included as Appendix C to the Accepted Stipulated Sum Proposal is the Construction Schedule described in Section 3.10.1 of Exhibit A which shall: (1) provide a graphic representation of material activities and events that will occur during the performance of the Work; (2) identify each phase of construction; (3) indicate a proposed cash flow schedule based on anticipated monthly requisitions by the Contractor through final completion; (4) identify key dates for Owner-provided information and materials; and (5) set forth dates as designated by the Owner that are critical in ensuring the timely and orderly completion of the Work in accordance with the requirements of the Contract Documents (referred to as “Milestone Dates”) including, but not limited to the date by which Substantial Completion of the Work shall be achieved, which date shall be the Date of Substantial Completion in the Accepted Stipulated Sum Proposal.

ARTICLE 5 BASIS FOR PAYMENT

5.1 PHASE ONE SERVICES

5.1.1 The Owner shall pay the Contractor for Phase One services in current funds for the Contractor’s performance of its Phase One Services. The stipulated sum for Phase One Services shall be in the amount provided in Schedule 3 (“Phase One Compensation”).

5.2 PHASE TWO WORK

5.2.1 The Contractor’s compensation for Phase Two Work shall never exceed the amount stated in the Accepted Stipulated Sum Proposal (“Contract Sum”), as the same is adjusted on account of Change Orders or Construction Change Directives in accordance with this Agreement, Exhibit A and the Accepted Stipulated Sum Proposal.

ARTICLE 6 PAYMENTS

6.1 PROGRESS PAYMENTS (see also Article 9 of Exhibit A)

6.1.1 Based upon applications for payment, including all supporting documentation, submitted to the Owner and Architect by the Contractor and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Phase One Compensation or Contract Sum, as applicable, to the Contractor as provided below and elsewhere in the Contract Documents. Any payment required to be made by the Owner may be made by electronic fund transfer at the Owner’s election, and the Contractor shall cooperate with the Owner by providing timely information to facilitate any such electronic fund transfers. A draft or final version of an application for payment (whether paper or electronic) shall not be considered “submitted” by Contractor unless it is complete, in the form and with such supporting documentation as shall be reasonably specified by Owner and otherwise as required in the Contract and delivered to both Owner and Architect.

6.1.2 The period covered by each application for payment shall be one calendar month ending on the last day of the month, and such application for payment shall be submitted by the Contractor by the 5th day of the following month (but never on a Friday or non-business day). The Architect shall act promptly on such submission in a form and with all required back-up appropriate to approval. The parties intend to cooperate in reviewing a preliminary “pencil” form of each proposed application at a meeting organized by Contractor at or around the end of each month.

6.1.3 The Owner shall make payment to the Contractor no later than thirty (30) days after the Architect has issued a Certificate for Payment in accordance with Sections 9.4 and 9.5 of Exhibit A. The time periods for approval or rejection, in whole or in part, of each application for periodic progress payment shall be fifteen (15) days after receipt of such application in form and with all required information. Nothing herein shall authorize the Contractor to submit an application for payment that does not meet all of the requirements of the Contract, nor require approval of all or any part of such application that does not meet such requirements. Rejection of the Contractor’s application for periodic progress payment, whether in whole or in part, shall be made in writing and shall include an explanation of the factual and contractual basis for the rejection, and shall be certified as made in good faith. Any rejection in whole or in part by the Architect is agreed by the Contractor to have been taken for and on behalf of the Owner. Any rejection shall be subject to the applicable dispute resolution procedure set forth in the Contract.

6.1.4 Applications for Payment shall be in a form and with such supporting documentation as shall be reasonably specified by the Owner. All Applications for payment shall be accompanied by duly executed Conditional Releases on Progress Payment from the Contractor and each Subcontractor for whom payment is requested in the form attached hereto as Schedule 1A.

6.1.5 Each Application for Payment shall be based on the most recent Schedule of Values submitted by the Contractor in accordance with the Contract Documents. The Schedule of Values shall allocate the entire Phase One Compensation or Contract Sum, as applicable, among the various portions of the Work. The Schedule of Values shall be prepared in such form, and supported by such data to substantiate its accuracy, as the Owner may require. This Schedule of Values shall be used as a basis for reviewing the Contractor’s Applications for Payment.

6.1.6 Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment.

6.1.7 In accordance with Exhibit A, and subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

6.1.7.1	The amount of each progress payment shall first include:

.1 That portion of the Phase One Compensation or Contract Sum, as applicable, properly allocable to completed Work;

.2 That portion of the Phase One Compensation or Contract Sum, as applicable properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the completed construction, or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing; and

.3 That portion of Construction Change Directives that the Architect determines, in the Architect’s professional judgment, to be reasonably justified.

6.1.7.2 The amount of each progress payment shall then be reduced by:

.1 The aggregate of any amounts previously paid by the Owner;

.2 The amount, if any, for Work that remains uncorrected and for which the Architect has previously withheld a Certificate for Payment as provided in Exhibit A;

.3 Any amount for which the Contractor does not intend to pay a Subcontractor or material supplier, unless the Work has been performed by others the Contractor intends to pay;

.4 For Work performed or defects discovered since the last payment application, any amount for which the Architect may withhold payment, or nullify a Certificate of Payment in whole or in part, as provided Exhibit A; and

.5 Retainage withheld pursuant to Section 6.1.7.

6.1.8 Progress payments to the Contractor shall be subject to retainage of ten percent (10%). After any Subcontractor has satisfactorily and timely completed all of its Work, the Owner may, at the request of the Contractor and at the Owner’s discretion and with the approval of its lender, release some or all of such held remaining retainage allocable to such Subcontractor’s Work.

6.1.9 In taking action on the Contractor’s Applications for payment, the Architect and Owner shall be entitled to rely on the accuracy and completeness of the information furnished by the Contractor and shall not be deemed to represent that either has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Section 6.1.4 or other supporting data. Neither the Architect nor the Owner shall be responsible for what purposes the Contractor uses amounts paid on account of the Contract.

6.2 FINAL PAYMENT

6.2.1 Final payment, constituting the entire unpaid balance of the Phase One Compensation or Contract Sum, as applicable, shall be made by the Owner to the Contractor when:

.1 the Contractor has fully performed the Contract except for the Contractor’s responsibility to correct Work and to satisfy other requirements which survive final payment;

.2 a final application for payment and all required supporting documentation, including, but not limited to duly executed Conditional Waiver and Release on Final Payment from the Contractor and each Subcontractor for whom payment is requested in the form attached hereto as Schedule 1B; and

.3 subject to Section 6.2.2, on or before the 10th day of the month following receipt of a Final application for payment so long as received by the 5th day of the previous month in accordance with the applicable application for payment approved by Owner and provided a final Certificate for Payment has been issued by the Architect, which final Certificate for Payment shall be acted on promptly after receipt of all required back-up, including without limitation consent of any surety, in a form appropriate for approval.

6.2.2 The Owner’s final payment to the Contractor shall be made no later than 45 days after the Contractor’s completion of all requirements for final payment in accordance with Exhibit A and the issuance of the Architect’s final Certificate for Payment.

ARTICLE 7 CHANGES IN THE WORK

7.1 Adjustments to the Phase One Compensation or the Contract Sum on account of Change Orders or Construction Change Directives may be determined by any of the methods listed in Section 7.3.3 of Exhibit A.

7.2 Adjustments to Subcontracts awarded with the Owner’s prior written consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts. Notwithstanding anything to the contrary contained herein, Subcontractor profit and overhead mark-up shall be the percentage set forth in the Subcontract between such Subcontractor and the Contractor, provided that such percentage has been approved by the Owner in writing. In the absence of such percentage or such approval, the Subcontractor’s aggregate profit and overhead mark-up shall not exceed fifteen (15%) percent of any net increase in the Phase One Compensation or Contract Sum performed by such Subcontractor’s own forces plus five (5%) percent of any aggregate net increase in the Phase One Compensation or Contract Sum performed for such Subcontractor by its sub-subcontractors of any tier.

7.3 In calculating adjustments to the Phase One Compensation or Contract Sum on account of Change Orders where the Subcontractor’s price is not a negotiated lump sum and Construction Change Directives, the sum total of all percentage mark-ups by the Contractor, Subcontractors, sub-subcontractors and suppliers for fees, overhead and profit, regardless of the number of tiers of subcontractors involved or the size of the Change Order or Construction Change Directive, shall not exceed twenty-two and one-half percent (22.5%) of the actual cost of the Work itself (exclusive of such mark-ups) notwithstanding anything in this Agreement to the contrary.

ARTICLE 8 SUBCONTRACTS AND OTHER AGREEMENTS

8.1 Except for construction which the Contractor customarily performs with the Contractor’s own construction workers and subcontractors for work costings under $150,000, all other portions of the Work shall be performed under subcontracts with the Contractor listed on Schedule 6 attached hereto and made a part hereof.

8.2 Subcontracts or other agreements shall conform to all of the applicable provisions of this Agreement. No Subcontract shall be assigned, nor shall it be subcontracted substantially as a whole, without the prior written consent of the Owner. As a condition of the Owner’s approval of each Subcontract, the Contractor and Subcontractor shall execute and deliver to the Owner a Collateral Assignment of Subcontract in the form of Schedule 2 attached hereto or such other form as may be required by the Owner’s lender accompanied by a fully signed copy of each such Subcontract. Contractor shall deliver to Owner a copy of any Subcontract or Subcontractor bid within five (5) days of request by Owner.

ARTICLE 9 TERMINATION OR SUSPENSION

9.1 The Contract may be terminated as provided in Article 0 above and Article 14 of Exhibit A.

ARTICLE 10 MISCELLANEOUS PROVISIONS

10.1 Where reference is made in this Agreement to a provision of Exhibit A or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

10.2 The Owner’s representative is: Charles Penner.

10.3 The Contractor’s representative is: Les Hellewell.

10.4 The Contractor’s representative shall not be changed without ten days’ written notice to the Owner.

10.5 If the Owner determines that Subcontractors, suppliers or others performing Work at the Project have not been paid amounts properly due, the Owner may make any such payments by joint check payable to the Contractor and such person and deduct the amount paid from any amounts otherwise owed to the Contractor.

10.6 Other provisions:

10.6.1 The Contractor represents and warrants the following to the Owner (in addition to any other representations and warranties contained in the Contract Documents) as a material inducement to the Owner to execute the Contract and the Accepted Stipulated Sum Proposal, which representations and warranties shall survive the execution and delivery of the Contract, any termination of the Contract and the final completion of the Work:

(1) the Contractor is financially solvent, able to pay all debts as they mature and possessed of sufficient working capital to complete the Work and perform all obligations hereunder;

(2) the Contractor is able to furnish the plant, tools, materials, supplies, equipment and labor required to complete the Work and perform its obligations hereunder and has sufficient experience and competence to do so;

(3) the Contractor is authorized to do business in the state where the Project is located and is properly licensed as a contractor by all necessary governmental and public and quasi-public authorities having jurisdiction over the Contractor and over the Work and the Project;

(4) the Contractor’s execution of the Contract and performance thereof is within the Contractor’s duly authorized powers;

(5) the Contractor’s duly authorized representatives have visited the site of the Project and are familiar with the readily observable conditions under which the Work is to be performed and have correlated observations with the requirements of the Contract Documents; and

(6) the Contractor possesses an appropriate level of experience and expertise in the business administration, construction, construction management and superintendence of projects of the size, complexity and nature of this particular Project and will perform the Work with the care, skill and diligence of such a contractor.

LIST OF SCHEDULES

Schedule 1A	-	Conditional Release on Progress Payment
Schedule 1B		Conditional Release on Final Payment
Schedule 2	-	Collateral Assignment of Subcontract
Schedule 3	-	Pre-Construction Services and Compensation
Schedule 4	-	Contractor’s Staffing Plan and Key Personnel
Schedule 5	-	Mechanical/Electrical Design-Build Rider to Construction Contract
Rider Exhibit A – Mechanical/Electrical Designers
Acknowledgement of Designers
Rider Exhibit B – Owner’s Project Criteria – Basis of Design
Schedule 6		List of Pre-approved Subcontractors

EXHIBITS

Exhibit A	-	General Conditions of the Contract for Construction
Exhibit B		[Intentionally Omitted]
Exhibit C	-	Stipulated Sum Proposal Form, including Appendices

Executed under seal as of the date first written above.

OWNER		CONTRACTOR

Adicet Therapeutics, Inc.		C.P. Enterprises, Inc. d/b/a C.P. Construction

By:	/s/ Chen Schor	By:	/s/ Leslie Hellewell
Name: Chen Schor		Name: Leslie Hellewell
Title: President and CEO		Its: President

EXHIBIT A

General Conditions of the Contract for Construction

TABLE OF SECTIONS

1.	GENERAL PROVISIONS

2.	OWNER

3.	CONTRACTOR

4.	ADMINISTRATION OF THE CONTRACT

5.	SUBCONTRACTORS

6.	CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS

7.	CHANGES IN THE WORK

8.	TIME

9.	PAYMENTS AND COMPLETION

10.	PROTECTION OF PERSONS AND PROPERTY

11.	INSURANCE AND BONDS

12.	UNCOVERING AND CORRECTION OF WORK

13.	MISCELLANEOUS PROVISIONS

14.	TERMINATION OR SUSPENSION OF THE CONTRACT

ARTICLE 1 GENERAL PROVISIONS

1.1 BASIC DEFINITIONS

1.1.1 THE CONTRACT DOCUMENTS

The Contract Documents consist of the Accepted Stipulated Sum Proposal, the Agreement including this Exhibit A, other conditions of the Contract (Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to execution of the Accepted Stipulated Sum Proposal, other documents listed in the Agreement and Modifications issued after execution of the Accepted Stipulated Sum Proposal. A Modification is (1) a written amendment to the Contract signed by both parties, (2) a Change Order, (3) a Construction Change Directive (4) Supplemental Materials including a written order for a minor change in the Work issued by the Architect, or (5) an Early Work Authorization. Shop Drawings and other submittals are not a part of the Construction Documents or Contract Documents. Unless specifically enumerated in the Accepted Stipulated Sum Proposal, the Contract Documents do not include other documents such as bidding requirements (advertisement or invitation to bid, Instructions to Bidders, sample forms, the Contractor’s bid or portions of Addenda relating to bidding requirements). In the event of conflict among the Contract Documents, the Contract Documents shall be construed according to the following priorities unless specific provisions expressly establish another priority:

Highest Priority: Modifications – Later date to take precedence

Second Priority: Accepted Stipulated Sum Proposal and any Assumptions and Qualifications

Third Priority: Agreement

Fourth Priority: this Exhibit A to the Agreement

Fifth Priority: Addenda – later date to take precedence

Sixth Priority: Drawings and Specifications

In Drawings, large scale details shall govern small scale drawings. In the event of conflicts or discrepancies among Drawings and Specifications, the Drawings and Specifications shall be interpreted so as to require the most substantial and comprehensive performance of the Work and better quality or greater quantity of Work consistent with the intent and requirements of the Contract Documents, and such Work shall be performed by the Contractor without extra cost to the Owner. No other supplementary or other conditions issued by the Architect which are inconsistent with any provisions of the Agreement or this Exhibit A shall modify or supersede these provisions.

1.1.2 THE CONTRACT

The Contract Documents form the Contract for Construction. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. The Contract may be amended or modified only by a Modification. The Contract Documents shall not be construed to create a contractual relationship of any kind (1) between the Architect and Contractor, (2) between the Owner and a Subcontractor or Sub-subcontractor, (3) between the Owner and Architect or (4) between any persons or entities other than the Owner and Contractor.

1.1.3 THE WORK

The term “Work” means the construction and services required by the Contract Documents, whether completed or partially completed, and includes all other labor, materials, equipment and services provided or to be provided by the Contractor to fulfill the Contractor’s obligations. The Work may constitute the whole or a part of the Project.

1.1.4 THE PROJECT

The Project is the total construction of which the Work performed under the Contract Documents may be the whole or a part and which may include construction by the Owner or by separate contractors.

1.1.5 THE DRAWINGS

The Drawings are the graphic and pictorial portions of the Contract Documents showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams.

1.1.6 THE SPECIFICATIONS

The Specifications are that portion of the Contract Documents consisting of the written requirements for materials, equipment, systems, standards and workmanship for the Work, and performance of related services.

1.1.7 THE PROJECT MANUAL

The Project Manual is a volume assembled for the Work which may include the bidding requirements, sample forms, Conditions of the Contract not in conflict with the Agreement and the Accepted Stipulated Sum Proposal and Specifications.

1.2 CORRELATION AND INTENT OF THE CONTRACT DOCUMENTS

1.2.1 The intent of the Contract Documents is to include all items necessary for the proper execution and completion of the Work indicated by the Contract Documents, as expressly adjusted by the Assumptions and Qualifications included as part of the Accepted Stipulated Sum Proposal. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all; performance by the Contractor shall be required only to the extent consistent with the Contract Documents and reasonably inferable from them as being necessary to produce the indicated results. All Work mentioned or indicated in the Contract Documents shall be performed by the Contractor as part of this Contract unless it is specifically indicated in the Contract Documents that such Work is to be done by others.

1.2.2 Organization of the Specifications into divisions, sections and articles, and arrangement of Drawings shall not control the Contractor in dividing the Work among Subcontractors or in establishing the extent of Work to be performed by any trade.

1.2.3 Unless otherwise stated in the Contract Documents, words which have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

1.2.4 All indications or notations which apply to one of a number of similar situations, materials or processes shall be deemed to apply to all such situations, materials or processes wherever they appear in the Work, except where a contrary result is clearly indicated by the Contract Documents.

1.2.5 Where codes, standards, requirements and publications relating to construction means, methods, techniques, sequences or procedures (as opposed to design, except where the Contract Documents set forth performance standards and require submissions which meet such standards in which case such standards shall be met) are referred to in the Specifications, references shall be understood to be to the latest revision prior to the date the Owner and the Contractor agree to the Accepted Stipulated Sum Proposal.

1.2.6 Where no explicit quality or standards for materials or workmanship are established for Work, such Work is to be first class quality.

1.2.7 Exact locations of fixtures and outlets shall be obtained from the Architect in the manner provided in Section 3.2.3 before the Work is roughed in; Work installed without such information from the Architect shall be relocated at the Contractor’s expense.

1.2.8 The mechanical, electrical and fire protection drawings are diagrammatic only, and are not intended to show the exact alignment, physical locations or configurations of such Work. Such Work shall be installed without additional cost to the Owner to clear all obstructions, permit proper clearances for the Work of other trades, and present an orderly appearance where exposed. Prior to beginning such Work, the Contractor shall prepare coordination drawings showing the exact alignment, physical location and configuration of the components of the mechanical, electrical and fire protection systems and demonstrating to the Architect’s and Owner’s satisfaction that the installation of such systems will comply with the preceding sentence.

1.2.9 Where the Work is to fit with either existing conditions or Work to be performed by others, the Contractor shall fully and completely join the Work with such conditions or Work, including field measuring and all cutting, fitting and patching to join the Work.

1.3 CAPITALIZATION

1.3.1 Terms capitalized include those which are (1) specifically defined, (2) the titles of numbered articles and identified references to Paragraphs, Sections and Clauses in the document or (3) the titles of other documents published by the American Institute of Architects, or (4) defined elsewhere in the Construction Documents.

1.4 INTERPRETATION

1.4.1 In the interest of brevity the Contract Documents frequently omit modifying words such as “all” and “any” and articles such as “the” and “an,” but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

1.5 EXECUTION OF CONTRACT DOCUMENTS

1.5.1 If either the Owner or Contractor or both do not sign all the Contract Documents, the Architect shall identify such unsigned Documents upon request.

1.5.2 Execution of the Accepted Stipulated Sum Proposal by the Contractor is a representation that the Contractor has visited the site, become generally familiar with local conditions under which the Work is to be performed and correlated personal observations with requirements of the Contract Documents. The Contractor has evaluated and satisfied himself as to the conditions and limitations under which the Work is to be performed, including, but not limited to: (1) the location, condition, layout and physical conditions of the Project site and surrounding areas, (2) generally prevailing climatic conditions, (3) anticipated labor supply and costs, and (4) availability and cost of materials, tools and equipment. The Owner shall not be required to make any adjustment in the Contract Time or Contract Sum in connection with any failure by the Contractor or any Subcontractor to comply with the requirements of this Section 1.5.2.

1.6 OWNERSHIP AND USE OF DRAWINGS, SPECIFICATIONS AND OTHER INSTRUMENTS OF SERVICE; ELECTRONIC DOCUMENTS AND REPORTING

1.6.1 The Drawings, Specifications and other documents, including those in electronic form, prepared by the Architect and the Architect’s consultants are Instruments of Service through which the Work to be executed by the Contractor is described. The Contractor may retain one record set. Neither the Contractor nor any Subcontractor, Sub-subcontractor or material or equipment supplier shall own or claim a copyright in the Drawings, Specifications and other documents prepared by the Architect or the Architect’s consultants. The Drawings, Specifications and other documents prepared by the Architect and the Architect’s consultants, and copies thereof furnished to the Contractor, are for use solely with respect to this Project. They are not to be used by the Contractor or any Subcontractor, Sub- subcontractor or material or equipment supplier on other projects. The Contractor, Subcontractors, Sub- subcontractors and material or equipment suppliers are authorized to use and reproduce applicable portions of the Drawings, Specifications and other documents prepared by the Architect and the Architect’s consultants appropriate to and for use in the execution of their Work under the Contract Documents. All copies made under this authorization shall bear the statutory copyright notice, if any, shown on the Drawings, Specifications and other documents prepared by the Architect and the Architect’s consultants. Submittal or distribution to meet official regulatory requirements or for other purposes in connection with this Project is not to be construed as publication in derogation of any copyrights or other reserved rights.

1.6.2 Drawings, Specifications and other documents furnished to the Contractor in printed or other hard copy form shall in all respects take precedence over such documents furnished in electronic form in the case of any inconsistencies unless, with the Owner’s approval or at the Owner’s direction, the Contractor and any of its Subcontractors and the Architect and any of the Architect’s consultants have executed a building information modeling agreement such as ConsensusDOCS 301 BIM Addendum or AIA E202 BIM Protocol (the Contractor and its Subcontractors agree reasonably to cooperate upon Owner’s request in entering into any such building information modeling agreement). Documents provided in electronic form shall further be subject to the disclaimer that the Owner shall not be subject to any liability on account of the databases included in such documents, for errors in the software or computer systems used in connection therewith or in translating such databases, or otherwise arising out of the use or inability to use such electronic documents. In addition, the Contractor and all Subcontractors agree reasonably to cooperate in submitting reports, data, Applications for payment and other submissions in electronic form through such electronic and project management systems as may be adopted from time to time by the Owner.

ARTICLE 2 OWNER

2.1 GENERAL

2.1.1 The Owner is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number.

2.2 INFORMATION AND SERVICES REQUIRED OF THE OWNER

2.2.1 Notwithstanding any provisions in the Contract Documents to the contrary, in no event shall the Owner ever be in default of any obligation under the Contract Documents until written notice has been given by the Contractor to the Owner at the Owner’s address set forth in the Accepted Stipulated Sum Proposal with a copy sent to the address set forth in the Agreement and such default shall have continued without cure for at least thirty (30) days after receipt of such notice.

2.2.2 Except for permits and fees, including those required under Section 3.7.1, which are the responsibility of the Contractor under the Contract Documents, the Owner shall secure and pay for necessary approvals, easements, assessments and charges required for construction, use or occupancy of permanent structures or for permanent changes in existing facilities.

2.2.3 The Owner shall furnish surveys describing legal limitations and utility locations for the site of the Project, and a legal description of the site. The Contractor shall be entitled to rely on the accuracy of information regarding legal limitations and the legal description of the Site furnished by the Owner but shall exercise proper precautions relating to the safe performance of the Work. Test boring or soil test information included with the Contract Documents or otherwise made available to the Contractor was obtained by the Owner for use by the Architect in the design of the Project or Work and the Owner makes no representation regarding such information. The Owner does not hold out such information to the Contractor as an accurate or approximate indication of subsurface conditions, and no claim for extra cost or extension of time resulting from a reliance by the Contractor on such information shall be allowed except as provided in Section 4.3.4.

2.2.4 Information required of the Owner by the Contract Documents shall be furnished by the Owner with reasonable promptness. Any other information relevant to the Contractor’s performance of the Work under the Owner’s control and typically furnished by owners performing similar projects shall be reasonably furnished by the Owner after receipt from the Contractor of a written request for such information.

2.2.5 The Owner shall furnish the Contractor with one (1) reproducible copy of the Contract Documents in physical and/or electronic form. The Contractor shall arrange for the reproduction of the Contract Documents as necessary, and the cost of such reproduction shall be included within the Contract Sum.

2.3 OWNER’S RIGHT TO STOP THE WORK

2.3.1 If the Contractor fails to correct Work which is not in accordance with the requirements of the Contract Documents or fails to carry out Work in accordance with the Contract Documents, the Owner may issue a written order to the Contractor to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the Work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of the Contractor or any other person or entity.

2.4 OWNER’S RIGHT TO CARRY OUT THE WORK

2.4.1 If the Contractor defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within a seven-day period after receipt of written notice from the Owner to correct such default or neglect, the Owner may, without prejudice to other remedies the Owner may have, correct such deficiencies. In such case an appropriate Construction Change Directive shall be issued deducting from payments then or thereafter due the Contractor the reasonable cost of correcting such deficiencies, including Owner’s expenses and compensation for the Architect’s additional services made necessary by such default, neglect or failure. If payments then or thereafter due the Contractor are not sufficient to cover such amounts, the Contractor shall pay the difference to the Owner upon demand.

2.4.2 The rights of the Owner set forth in this Section 2.4 are cumulative and not in limitation of any other rights of the Owner contained in the Contract Documents, at law or in equity.

ARTICLE 3 CONTRACTOR

3.1 GENERAL

3.1.1 The Contractor is the person or entity identified as such in the Contract and is referred to throughout the Contract Documents as if singular in number. The term “Contractor” means the Contractor or the Contractor’s Representative.

3.1.2 The Contractor shall perform the Work in accordance with the Contract Documents. Contractor shall furnish all supervision, labor, material, equipment, fuel, power, tools, machinery, transportation, shop drawings, samples, and services necessary to provide, fabricate, install and completely finish all of the Work as required by the Contract Documents. The Work shall be performed in accordance with the best practice of skilled contractors similarly situated to Contractor; in compliance with the Construction Documents and in compliance with all laws, ordinances, codes, rules, regulations, and decisions of all governmental authorities, including all federal, state, county and municipal or other bodies having jurisdiction over Owner, Contractor, the Site, the Project, or any of the foregoing which bear upon the Contractor’s performance of the Work; and without use of asbestos, asbestos-containing materials, or other hazardous or toxic materials, substances, or wastes unless expressly specified to be used as part of the Work in the Contract Documents. The Work shall be accomplished to the reasonable satisfaction of Owner without interruption to the facilities or operations of Owner and with a minimum of inconvenience to Owner. For the safety and protection of those on or adjacent to the Site, Contractor shall provide proper and sufficient security to secure the Site and the construction area where Work is being performed. Contractor shall prevent dirt, dust, rubbish, and debris, in each case from escaping beyond the construction area where the Work is being performed. Contractor shall conform to all construction management plans and to all applicable requirements regarding noise, dust, odors, working times, truck routes and vehicle idling, if any, together with any provisions imposed on the Owner of which the Contractor is given notice. Contractor shall diligently prosecute the Work and provide sufficient labor forces to complete the Work (including the supply of materials and equipment to the Site) within the Contract Time. Upon completion of the Work, Contractor shall thoroughly clean all Work and leave those portions of the Work and Site in which Contractor has been working in a clean and orderly condition. Without limiting the foregoing, any surface that may have become dirty or marred during prosecution of the Work shall be thoroughly cleaned.

3.1.3 The Contractor shall not be relieved of obligations to perform the Work in accordance with the Contract Documents either by activities or duties of the Architect in the Architect’s administration of the Contract, or by tests, inspections or approvals required or performed by the Contractor, the Architect, the Owner or any other person.

3.2 REVIEW OF CONTRACT DOCUMENTS AND FIELD CONDITIONS BY CONTRACTOR

3.2.1 Since the Contract Documents are complementary, before starting each portion of the Work, the Contractor shall carefully study and compare the various Drawings and other Contract Documents relative to that portion of the Work, as well as the information furnished by the Owner pursuant to Section 2.2.3, shall take field measurements of any existing conditions related to that portion of the Work and shall observe any conditions at the site affecting it. These obligations are for the purpose of facilitating construction by the Contractor and are not for the purpose of discovering errors, omissions, or inconsistencies in the Contract Documents; however, any errors, inconsistencies or omissions discovered by the Contractor shall be reported promptly to the Architect and Owner.

3.2.2 Any design errors or omissions noted by the Contractor during this review shall be reported promptly to the Architect and Owner, but it is recognized that the Contractor’s review is made in the Contractor’s capacity as a contractor and not as a licensed design professional. The Contractor is not required to ascertain that the Contract Documents are in accordance with applicable laws, statutes, ordinances, building codes, and rules and regulations, but any nonconformity discovered by or made known to the Contractor shall be reported promptly to the Architect and Owner.

3.2.3 The Contractor shall give the Architect and Owner notice of any additional Drawings, Specifications, or instructions required by customary architectural practice to define the Work in greater detail prior to agreeing to the Accepted Stipulated Sum Proposal. Specific requests for such information shall be made in writing by the Contractor sufficiently in advance of the time such information is needed by the Contractor so as to permit the Architect a reasonable time and no less than 15 days for responding to such requests.

3.3 SUPERVISION AND CONSTRUCTION PROCEDURES

3.3.1 The Contractor shall supervise and direct the Work using its best skill and attention. The Contractor shall be solely responsible for and have control over all construction means, methods, techniques, sequences and procedures, including without limiting the generality of the foregoing, all safety precautions and programs, and for coordinating all portions of the Work under the Contract. If the Contract Documents give specific instructions concerning construction means, methods, techniques, sequences or procedures, the Contractor shall evaluate the jobsite safety thereof and, except as stated below, shall be fully and solely responsible for the jobsite safety of such means, methods, techniques, sequences or procedures. If the Contractor determines that such means, methods, techniques, sequences or procedures may not be safe, the Contractor shall give timely written notice to the Owner and Architect and shall not proceed with that portion of the Work without further written instructions from the Architect. If the Contractor is then instructed to proceed with the required means, methods, techniques, sequences or procedures without acceptance of changes proposed by the Contractor, the Owner or Architect as the case may be shall be solely responsible for any resulting loss or damage. In no event shall the Contractor employ construction means, methods, procedures and techniques that violate (1) requirements of any warranties applicable to the Work, or (2) laws, ordinances, regulations, rules and orders which bear upon the Contractor’s performance of the Work.

3.3.2 The Contractor shall be responsible to the Owner for acts and omissions of the Contractor’s employees, Subcontractors and their agents and employees, and other persons or entities performing portions of the Work indirectly for or on behalf of the Contractor or any of its Subcontractors.

3.3.3 The Contractor shall be responsible for inspection of portions of Work already performed to determine that such portions are in proper condition to receive subsequent Work.

3.3.4 The Contractor shall coordinate and supervise the Work performed by Subcontractors to the end that the Work is carried out without conflict between trades and so that no trade, as a result of improper coordination or supervision, causes delay to the general progress of the Work. The Contractor and all Subcontractors shall at all times afford each trade, any separate contractor, or the Owner, every reasonable opportunity for the installation of Work, the storage of materials and the use of temporary hoists and elevators.

3.3.5 The Contractor shall arrange for and attend job meetings with the Owner and the Architect and such other persons as the Architect or Owner may from time to time wish to have present. The Contractor shall be represented by a principal, project manager, general superintendent or other authorized main office representative, as well as by the Contractor’s own superintendent. An authorized representative of any Subcontractor or sub- subcontractor shall attend such meetings if the representative’s presence is required by the Owner or the Architect. Such representatives of the Contractor and the Subcontractors shall be empowered to make binding commitments on all matters to be discussed at such meetings, including costs, payments, change orders, time schedules and manpower. Any notice required under the contract may be served on such representatives.

3.4 LABOR AND MATERIALS

3.4.1 The Contractor shall provide and pay for as a cost of the Work (and include in the Contract Sum) labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation, and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

3.4.2 In all cases in which a manufacturer’s name, trade name or other proprietary designation is specified in connection with Work to be furnished under this Contract, even if the phrase “or equal” is used in the Specifications after such name, the Contractor shall furnish the product of the named manufacturer(s) without substitution unless a written request for a substitute has been submitted by the Contractor and approved in writing by the Owner and Architect. If the phrase “or equal” or the like is not included in the Specifications for an item, then only the item named shall be furnished. If the Contractor proposes to use a substitute material which, while suitable for the intended use, deviates from detailed requirements of the Contract Documents, the Contractor shall inform the Owner and Architect of the nature of such deviation at the time the following materials related to the request are submitted. No such deviation shall be deemed approved unless approved in writing by the Owner and Architect.

.1

Full explanation of the proposed substitution and submittal of all supporting data including technical information, catalog cuts, warranties, test results, installation instructions, operating procedures, and other like information necessary for a complete evaluation of the substitution.

.2	Reasons why the substitution is advantageous and necessary, including the benefits to the Owner and the Work in the event the substitution is acceptable.

.3	The adjustment, if any, in the Contract Sum, in the event the substitution is acceptable.

.4	The adjustment, if any, in the Contract Time and the Milestone Dates in the event the substitution is acceptable.

.5

Proposals for substitutions shall be submitted to the Architect, with a copy to the Owner, not later than 30 days prior to the time of such substitute product or method would be incorporated in the Work or, if to be used or incorporated within 30 days of the commencement of the Work under the Contract, immediately upon execution of the Contract. No substitutions will be considered or allowed without the Contractor’s submittal of complete substantiating data and information as stated herein. Approval of substitutions shall be at the sole discretion of the Architect with the approval of the Owner.

3.4.3 The Contractor shall enforce strict discipline and good order among the Contractor’s employees and other persons carrying out the Contract. The Contractor shall not permit employment of unfit persons including persons affected by drugs or alcohol and persons not skilled in tasks assigned to them.

3.4.4 All manufactured materials shall be ordered to be delivered in the manufacturer’s original, unbroken packages, containers or bundles, bearing the name of the manufacturer and brand name or other designation, and all materials shall be handled, stored, installed, cleaned and protected in accordance with the manufacturer’s directions, unless otherwise indicated in the Contract Documents.

3.4.5 Any product, material or equipment specified in the Contract Documents by reference to the number, symbol or title of a specified standard, such as a commercial standard, federal specification, trade association standard, or other similar or related construction industry standard, shall comply with requirements in the latest revision thereof as of the date the Owner and the Contractor execute the Accepted Stipulated Sum Proposal.

3.4.6 The Contractor shall also be responsible for preserving labor harmony and for managing and resolving all labor disputes resulting from the performance of the Work. To the extent any labor union disputes the use of any non-union trade on the Project retained by the Contractor or any Subcontractor or other person acting under either of them, the Contractor shall be responsible for responding to all union demands and actions in accordance with applicable laws and for managing the resolution of any such dispute. The Contract Sum and Contract Time shall not be subject to adjustment due to cost or delays incurred by the Contractor arising from labor disputes related to the Work (as opposed to labor strikes affecting the region generally and not just the site), and the Contractor shall bear all costs associated with responding to any resulting union action.

3.5 WARRANTY

3.5.1 The Contractor warrants to the Owner and Architect that materials and equipment furnished under the Contract will be of good quality and new unless otherwise expressly permitted by the Contract Documents, that the Work will be free from defects not inherent in the quality required, and that the Work will conform to the requirements of the Contract Documents. Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective. The Contractor’s warranty excludes damage or defect caused by abuse, modifications not executed by or under the Contractor, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. If required by the Architect, the Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment. See also Sec. 12.2.

3.5.2 The Contractor agrees to assign to the Owner, at the time of Substantial Completion of the Work, all manufacturer’s warranties required by the Contract Documents relating to materials and equipment used in the Work and further agrees to perform the Work in such manner so as to preserve all such manufacturer’s warranties.

3.5.3 The warranties provided in this Section 3.5 shall be in addition to and not in limitation of any other warranty required by the Contract Documents or otherwise prescribed by law.

3.6 TAXES

3.6.1 If the Owner is a non-profit institution exempt from certain taxes it will provide its tax exemption certificate.

3.7 PERMITS, FEES AND NOTICES

3.7.1 Unless otherwise provided in the Contract Documents, the Contractor shall secure, and the Owner shall pay for the building permit. The Contractor shall both secure and pay for all other permits and governmental fees, licenses and inspections necessary for proper execution and completion of the Work which are customarily secured by general contractors and their subcontractors and suppliers and which are legally required when the Accepted Stipulated Sum Proposal is executed.

3.7.2 The Contractor shall comply with and give notices required by laws, ordinances, rules, regulations and lawful orders of public authorities applicable to performance of the Work.

3.7.3 It is not the Contractor’s responsibility to ascertain that the Contract Documents are in accordance with applicable laws, statutes, ordinances, building codes, and rules and regulations. However, if the Contractor observes that portions of the Contract Documents are at variance therewith, the Contractor shall promptly notify the Architect and Owner in writing. If the Contractor performs Work knowing it to be contrary to laws, statutes, ordinances, building codes, and rules and regulations without such notice to the Architect and Owner, the Contractor shall assume appropriate responsibility for such Work and shall bear the costs attributable to correction.

3.8 ALLOWANCES

3.8.1 The Contractor shall include in the Contract Sum and in Appendix B to Exhibit C all allowances stated in the Contract Documents.

3.8.2 Unless otherwise expressly provided in Appendix B to the Accepted Stipulated Sum Proposal

.1	allowances shall cover the cost to the Contractor of materials and equipment delivered at the site and all required taxes, less applicable trade discounts;

.2

Contractor’s costs for unloading and handling at the site, labor, installation costs, overhead, profit, general conditions, and other expenses are included in the Contract Sum and are not separately included in the allowance or in 3.8.2.3 below unless otherwise expressly provided in the allowance item in Appendix B.

.3	whenever costs in 3.8.2.1 are more than or less than allowances, the Contract Sum shall be adjusted accordingly by Change Order.

3.8.3 Materials and equipment under an allowance shall be selected by the Owner in sufficient time, of which the Contractor will give notice to the Owner, to avoid delay in the Work.

3.9 SUPERINTENDENT

3.9.1 The Contractor shall employ a competent superintendent and necessary assistants who shall be in attendance at the Project site during performance of the Work. The superintendent shall represent the Contractor, and communications given to the superintendent shall be as binding as if given to the Contractor. Important communications shall be confirmed in writing. Other communications shall be similarly confirmed on written request in each case.

3.10 CONTRACTOR’S CONSTRUCTION SCHEDULES

3.10.1 The Construction Schedule shall be a detailed schedule for the Work based on the critical path method listing the relative precedence of construction activities on the critical path and float times for non-critical activities. Such Schedule shall also include Milestone Dates as designated by the Owner. Time is of the essence of the Contract. The Owner’s approval shall not signify the feasibility or correctness of the Construction Schedule. Within ten days following approval of the Construction Schedule, the Contractor shall furnish the Owner with an estimated cash flow schedule showing anticipated monthly expenditures throughout the duration of the Contract Time based on the Appendix A Schedule of Values.

3.10.2 The Contractor shall prepare and keep current, for the Architect’s approval, a schedule of submittals which is coordinated with the Construction Schedule and allows the Architect reasonable time to review submittals.

3.10.3 The Contractor shall perform the Work in accordance with the Construction Schedule, as the same may from time to time be modified by Change Order.

3.10.4 The Contractor shall monitor the progress of the Work for conformance with the requirements of the Construction Schedule and shall promptly advise the Owner of any delays or potential delays. If any activities on the critical path fall behind, within three (3) days the Contractor will notify the Owner and will with such notice furnish a reasonably detailed plan showing the measures which will promptly be taken by the Contractor to bring activities on the critical path back onto the Construction Schedule (“Corrective Plan”), all without change to the Contract Sum or Contract Time except as otherwise provided in Section 8.3.1. Such measures to correct the delay shall include overtime and/or additional labor, if necessary. The Corrective Plan shall indicate the date by which the progress of the Work will return to compliance with the critical path of the Construction Schedule and shall be subject to the approval of the Owner and the Architect. In no event shall any Corrective Plan constitute an adjustment in the Construction Schedule, Contract Time or any Milestone Date unless any such adjustment is authorized pursuant to a Change Order, nor shall the Construction Schedule, Contract Time or any Milestone Date be adjusted without a Change Order.

3.10.5 In the event that (i) the performance of the Work, as of a Milestone Date, has not progressed or reached the level of completion required by the Construction Schedule and the delay is not an excusable delay under Section 8.3.1, and (ii) the progress of the Work is not brought back into compliance with the Construction Schedule on the date proposed by the Corrective Plan, or the Contractor otherwise fails to comply with the Corrective Plan, the Owner shall have the right to order the Contractor to take whatever steps the Owner deems necessary, in Owner’s discretion, to expedite the progress of the Work, including, without limitation, (1) working additional shifts or overtime, (2) supplying additional manpower, equipment, and facilities, and (3) other similar measures (hereinafter referred to collectively as “Extraordinary Measures”). Such Extraordinary Measures shall continue until the progress of the Work complies with the critical path of the Construction Schedule. The Owner’s right to require Extraordinary Measures is solely for the purpose of ensuring the Contractor’s compliance with the Construction Schedule. The Contractor shall, within three (3) days after the Owner’s request to take such Extraordinary Measures, notify the Owner and the Architect in writing and implement the Extraordinary Measures. Except to the extent otherwise provided under Section 8.3.1, the Contractor shall not be entitled to an adjustment in the Contract Sum or Contract Time in connection with any Corrective Plan or any Extraordinary Measures unless and to the extent that the Owner, by Construction Change Directive, directs such measures to achieve any Milestone Date by a time that is earlier than that required by the Contract Documents or as provided in a Change Order as a direct result of changes in the Work. The Owner may exercise the rights furnished the Owner under or pursuant to this Section 3.10.5 as frequently as reasonably necessary to ensure that the Contractor’s performance of the Work complies with the Milestone Dates set forth in the Construction Schedule.

3.11 DOCUMENTS AND SAMPLES AT THE SITE

3.11.1 The Contractor shall maintain at the site for the Owner one record copy in physical and electronic form of the Drawings, Specifications, Addenda, Change Orders and other Modifications, in good order and marked and/or revised currently to record field changes and selections made during construction (the “Record Documents”), and one record copy of approved Shop Drawings, Product Data, Samples and similar required submittals. The mark-ups and/or revisions to the Record Documents shall include: (i) deviations from the Drawings made during construction; (ii) details in the Work not previously shown; (iii) changes to existing conditions or existing conditions found to differ from those shown on the Drawings; (iv) the actual installed position of equipment, piping, conduits, light switches, electric fixtures, circuiting, ducts, dampers, access panels, control valves, drains, openings, and stub-outs; and (v) such other information as the Owner may reasonably request. Upon completion of the Work, the Contractor shall deliver to the Owner reproducible transparencies and/or electronic files of the Record Documents. Approval by the Architect of the Record Documents prepared by the Contractor and its Subcontractors and suppliers, which approval shall not be unreasonably withheld, shall be a condition precedent to the Owner’s obligation to make final payment to the Contractor.

3.12 SHOP DRAWINGS, PRODUCT DATA AND SAMPLES

3.12.1 Shop Drawings are drawings, diagrams, schedules and other data specially prepared for the Work by the Contractor or a Subcontractor, Sub-subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work.

3.12.2 Product Data are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by the Contractor to illustrate materials or equipment for some portion of the Work.

3.12.3 Samples are physical examples which illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.

3.12.4 Shop Drawings, Product Data, Samples and similar submittals are not Contract Documents. The purpose of their submittal is to demonstrate for those portions of the Work for which submittals are required by the Contract Documents the way by which the Contractor proposes to conform to the information given and the design concept expressed in the Contract Documents. Review by the Architect is subject to the limitations of Section 4.2.7. Informational submittals upon which the Architect is not expected to take responsive action may be so identified in the Contract Documents. Submittals which are not required by the Contract Documents may be returned by the Architect without action.

3.12.5 The Contractor shall review for compliance with the Contract Documents and submit to the Architect Shop Drawings, Product Data, Samples and other submittals required by the Contract Documents with reasonable promptness and in such sequence as to cause no delay in the Work or in the activities of the Owner or of separate contractors. Submittals which are not marked as reviewed for compliance with the Contract Documents by the Contractor may be returned by the Architect without action. The Contractor, immediately after issuance of the Notice to Proceed by the Owner, shall meet with the Owner and Architect to discuss the schedule of submittals required under Section 3.10.2, and no later than two weeks thereafter shall prepare and submit for approval by the Architect a schedule of submittals for the Work. The schedule of submittals shall be submitted for the Owner’s and Architect’s approval, shall be related to the entire Project, shall conform to the Construction Schedule and shall allow the Architect a reasonable period to act on such submissions (of never less than fifteen days and longer in the case of structural drawings and other drawings requiring review by Architect’s consultants), and shall contain the following:

.a Detail Drawing Schedule (for special detail drawings to be provided by Architect if required by the Contract Documents).

.b Shop Drawing Schedule (for coordination, shop and setting drawings to be provided by Contractor).

.c Sample Schedule (for samples to be provided by Contractor)

.d Product Data Schedule (for manufacturer’s product data, technical information, test reports, catalog cuts, etc. to be provided by Contractor).

3.12.6 By submitting Shop Drawings, Product Data, Samples and similar submittals, the Contractor represents that the Contractor has determined and verified materials, field measurements and field construction criteria related thereto, or will do so, and has checked and coordinated and confirmed that the information contained within such submittals conforms to the requirements of the Work and of the Contract Documents. However, the Contractor’s submission of submittals shall never excuse any Subcontractor from compliance with the foregoing.

3.12.7 The Contractor shall perform no portion of the Work for which the Contract Documents require submittal and review of Shop Drawings, Product Data, Samples or similar submittals until the respective submittal has been approved by the Architect. The portions of the Work that are the subject of approved submittals shall be completed in accordance with such approved submittals so long as such submittals conform to the Contract Documents.

3.12.8 The Work shall be in accordance with approved submittals except that the Contractor shall not be relieved of responsibility for deviations from requirements of the Contract Documents by the Architect’s review or approval of Shop Drawings, Product Data, Samples or similar submittals unless the Contractor has specifically informed the Architect in writing of such deviation at the time of submittal and (1) the Architect, with the Owner’s written approval, has given written approval to the specific deviation, or (2) a Change Order or Construction Change Directive has been issued authorizing the deviation. The Contractor shall not be relieved of responsibility for errors or omissions in Shop Drawings, Product Data, Samples or similar submittals by the Architect’s review or approval thereof.

3.12.9 The Contractor shall direct specific attention, in writing or on resubmitted Shop Drawings, Product Data, Samples or similar submittals, to revisions other than those requested by the Architect on previous submittals. In the absence of such written notice the Architect’s approval of a resubmission shall not apply to such revisions.

3.12.10 The Contractor shall not be required to provide professional services which constitute the practice of architecture or engineering unless such services are required by the Contract Documents for a portion of the Work that requires designs to comply with performance criteria set forth in the Contract Documents, or unless the Contractor needs to provide such services in order to carry out the Contractor’s responsibilities for construction means, methods, techniques, sequences and procedures or in connection with Shop Drawings. If professional design services or certifications by a design professional related to systems, materials or equipment are required of the Contractor by the Contract Documents, the Architect will specify all material performance and design criteria that such services must satisfy. The Contractor shall cause such services or certifications to be provided by a properly licensed design professional, whose signature and seal shall appear on all drawings, calculations, specifications, certifications, Shop Drawings and other submittals prepared by such professional. Shop Drawings and other submittals related to the Work designed or certified by such professional, if prepared by others, shall bear such professional’s written approval when submitted to the Architect. The Owner and the Architect shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals. Pursuant to this Section 3.12.10, the Architect will review, approve or take other appropriate action on submittals only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Contractor shall not be responsible for the adequacy of the performance or design criteria required by the Contract Documents.

3.13 USE OF SITE

3.13.1 The Contractor shall confine operations at the site to areas permitted by law, ordinances, permits and the Contract Documents and shall not unreasonably encumber the site with materials or equipment. The right of possession of the site and the improvements made thereon by the Contractor shall remain at all times in the Owner. The Contractor’s right to entry and use thereof arises solely from the permission granted by the Owner under the Contract Documents.

3.13.2 The Owner shall have the right to refuse admittance to the site to any employee of the Contractor or Subcontractors whose presence the Owner deems hostile to the Owner’s interest.

3.14 CUTTING AND PATCHING

3.14.1 The Contractor shall be responsible for cutting, fitting or patching required to complete the Work or to make its parts fit together properly or to fit the Work with existing conditions or the work of others.

3.14.2 The Contractor shall not damage or endanger a portion of the Work or fully or partially completed construction of the Owner or work of separate contractors by cutting, patching or otherwise altering such construction, or by excavation. The Contractor shall not cut or otherwise alter such construction by the Owner or a separate contractor except with written consent of the Owner and of such separate contractor; such consent shall not be unreasonably withheld. The Contractor shall not unreasonably withhold from the Owner or a separate contractor the Contractor’s consent to cutting or otherwise altering the Work.

3.14.3 Existing work that is cut, damaged, disturbed or otherwise interfered with by the Contractor, a Subcontractor, or anyone for whom they are responsible shall be fully, properly and carefully repaired by the responsible Contractor or Subcontractor. All such repairs shall be completed to the satisfaction of the Architect and shall match similar existing adjoining work.

3.15 CLEANING UP

3.15.1 The Contractor shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Contract. At completion of the Work, the Contractor shall remove from and about the Project waste materials, rubbish, the Contractor’s tools, construction equipment, machinery and surplus materials.

3.15.2 If the Contractor fails to clean up as provided in the Contract Documents, the Owner may do so and the cost thereof shall be charged to the Contractor.

3.15.3 Prior to the inspection for final completion, the Contractor shall completely clean the premises. Concrete and ceramic surfaces shall be cleaned and washed. Resilient coverings shall be cleaned, waxed and buffed. Woodwork shall be dusted and cleaned, waxed and buffed. Woodwork shall be dusted and cleaned. Sash, fixtures and equipment shall be thoroughly cleaned. Stains, spots, dust, marks and smears shall be removed from all surfaces. Hardware and all metal surfaces shall be cleaned and polished. Glass and plastic surfaces shall be thoroughly cleaned by professional window cleaners. All damaged, broken or scratched glass or plastic shall be replaced by the Contractor at its expense.

3.15.4 As soon as practicable and prior to Substantial Completion of the Work, Contractor shall dismantle its construction equipment and buildings and remove from the Site all tools, construction equipment, fences, construction sheds, scaffolding, surplus materials and rubbish of every kind and supplies and the like belonging to the Contractor or to its Subcontractors. If the Contractor fails to properly remove the foregoing from the Site, Owner may remove the same and the cost thereof shall be charged to the Contractor.

3.16 ACCESS TO WORK

3.16.1 The Contractor shall provide the Owner and Architect safe access to the Work in preparation and progress wherever located.

3.17 ROYALTIES, PATENTS AND COPYRIGHTS

3.17.1 The Contractor shall pay all royalties and license fees related to the Work. The Contractor shall defend suits or claims for infringement of copyrights and patent rights and shall hold the Owner and Architect harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer or manufacturers is required by the Contract Documents or where the copyright violations are contained in Drawings, Specifications or other documents prepared by the Architect. However, if the Contractor has reason to believe that the required design, process or product is an infringement of a copyright or a patent, the Contractor shall be responsible for such loss unless such information is promptly furnished to the Owner and Architect.

3.18 INDEMNIFICATION

3.18.1 To the fullest extent permitted by law, the Contractor waives any right of contribution against the Owner (and all persons required to be named as additional insureds under Article 11 whether or not so named) and each of their respective direct and indirect subsidiaries, agents, managers, members, principals, partners, shareholders, trustees, beneficiaries, officers, directors, servants, employees, consultants, licensees, contractors, subcontractors, successors, assignees, and representatives (hereinafter “Indemnified Persons”). To the fullest extent permitted by law, Contractor shall indemnify, defend and hold harmless the Indemnified Parties from and against all claims, demands, allegations (whether valid or invalid), actions, proceedings, liabilities, damages, losses, fines, and expenses, including without limitation defense costs and fees of attorneys, consultants, and experts, arising out of or resulting from, or claimed to have arisen or resulted from, in whole or in part: (i) the acts or omissions of Contractor, its Subcontractors, agents and employees; (ii) the failure of Contractor or its Subcontractors of any tier to perform their obligations in accordance with this Contract, the Contract Documents, or applicable law; (iii) the inaccuracy or breach of any representation or warranty of Contractor or Subcontractors of any tier in this Contract or in any Subcontract; or (iii) any negligence or intentional misconduct of Contractor, its Subcontractors of any tier, anyone directly or indirectly employed by any of them, or anyone for whose acts any of them may be liable (collectively in this Subparagraph (“Indemnified Claims”). Contractor shall pay such indemnified damages, losses, fines, expenses, costs, and fees as they are incurred by the Indemnified Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that would otherwise exist as to an Indemnified Party under this Contract, the Contract Documents, or the common law. To the fullest extent permitted by law, all of the obligations of Contractor under or pursuant to this Section 3.18.1 shall apply regardless of whether any Indemnified Claim is caused in whole or in part by an Indemnified Party.

3.18.2 With respect to Indemnified Claims against any Indemnified Person by an employee of the Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under Section 3.18.1 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Contractor or a Subcontractor under workers’ compensation acts, disability benefit acts or other employee benefit acts.

3.18.3 To the fullest extent permitted by law, the Contractor shall further indemnify, defend and hold harmless the Indemnified Persons from and against any and all Indemnified Claims and liens from the Contractor’s Subcontractors and suppliers and from lower level subcontractors and employees or agents of any of them arising out of alleged or actual non-payment, insufficient payment or late payment of amounts owed for labor, materials, supplies, equipment or services provided in connection with the Project, except to the extent that the Owner has failed to make timely payments to the Contractor of amounts due the Contractor in accordance with the Contract Documents.

3.18.4 To the fullest extent permitted by law, the Contractor, after written notice to the Contractor, shall further indemnify, defend and hold harmless the Indemnified Persons from and against any and all Indemnified Claims and shall bear and pay any and all costs, damages and expenses of any Indemnified Person suffered, incurred or arising from the failure of the Contractor, the Contractor’s Subcontractors, lower level subcontractors and employees or agents of any of them to conduct the Work in accordance with the laws, statutes, ordinances, and regulations of any governmental authority bearing upon the performance of the Work.

3.18.5 The Contractor shall pay or cause to be paid any judgment finally awarded in any Indemnified Claim which is brought against any Indemnified Person and shall pay any amounts payable in settlement or compromise of any such Indemnified Claim. The Contractor shall bear and pay after written notice to it any and all reasonable expenses incurred by any Indemnified Person because of any Indemnified Claim or other matter indemnified against hereunder, including without limitation, attorneys’ and consultants’ fees and expenses, court costs, and costs related to the defense of, or preparing for the defense against, any such Indemnified Claim. If any such Indemnified Claim has not been settled or discharged, the Owner may withhold an amount equal to one hundred and fifty percent (150%) of the outstanding claim and costs until any such Indemnified Claim is paid or settled or the Contractor provides a bond, acceptable to the Owner, to satisfy such Indemnified Claim or provides reasonable evidence that such Indemnified Claim and the defense thereof, is fully covered by insurance.

3.18.6 In the event that the Contractor is requested but refuses to honor its indemnity obligations hereunder, then the Contractor shall, in addition to its other obligations, pay the cost of bringing any action to enforce the Contractor’s indemnity obligations, including, without limitation, reasonable attorney’s and consultants’ fees, expenses, and court costs, to the person entitled to indemnity.

3.18.7 The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, attorneys’ fees and disbursements) incurred by the Indemnified Persons in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Indemnified Persons by reason of any such claim, Contractor, upon request from the Indemnified Person, shall resist and defend such action or proceeding on behalf of the Indemnified Person by counsel appointed by Contractor’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Indemnified Person. The Indemnified Persons shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Indemnified Person.

3.19 LIENS

In the event that any Subcontractor, supplier or any other person for whom the Contractor is responsible establishes a lien against the Project and/or the Project site for any reason other than the failure of the Owner to comply with its payment obligations under the Contract Documents with respect to such lienor, the Contractor shall, within ten (10) days of receipt of notice from the Owner regarding such lien, either obtain (at no cost to the Owner) a lien discharge bond from a surety and in a form acceptable to the Owner or cause the lien to be discharged. If the Contractor fails to obtain a lien discharge bond acceptable to the Owner or discharge any such lien within such ten (10) days period, without limiting any other remedies the Owner shall have the right to either withhold from the next progress payment or any other sum payable to the Contractor, an amount equal to one hundred twenty-five percent (125%) of the amount of such lien until a lien bond acceptable to the Owner is provided or until the lien is discharged as hereafter provided. The Owner may either (a) apply amounts so withheld to discharging such lien, or (b) retain such amounts until such lien is discharged or released by the Contractor or the lienor and shall thereafter credit to the Contractor any amounts remaining after payment of the fees and expenses the Owner incurs in connection with such lien. The Contractor shall indemnify and hold harmless the Owner from all loss and cost incurred by the Owner in connection with such liens to the extent such liens do not result from the Owner’s failure to comply with its payment obligations under the Contract Documents.

ARTICLE 4 ADMINISTRATION OF THE CONTRACT

4.1 ARCHITECT

4.1.1 The Architect is the person lawfully entitled to practice architecture and is referred to throughout the Contract Documents as if singular in number even if more than one architect is performing services. The term “Architect” means the Architect or the Architect’s authorized representative. If an engineer is identified in place of an architect, then such engineer shall perform the responsibilities of the “Architect” under the Contract.

4.1.2 No failure on the part of the Architect to perform shall ever excuse any failure to perform on the part of the Contractor or render the Owner liable except as and to the extent expressly provided otherwise herein.

4.1.3 If the employment of the Architect is terminated, the Owner shall employ a new Architect whose status under the Contract Documents shall be that of the former Architect.

4.2 ARCHITECT’S ADMINISTRATION OF THE CONTRACT

4.2.1 The Architect will provide administration of the Contract as described in the Contract Documents. The Architect shall not have authority to act on behalf of the Owner except as specifically provided in this Exhibit A.

4.2.2 The Architect, on behalf of the Owner, will visit the site at intervals appropriate to the stage of the Contractor’s operations (1) to become generally familiar with and to keep the Owner informed about the progress and quality of the portion of the Work completed, (2) to endeavor to guard the Owner against defects and deficiencies in the Work, and (3) to determine in general if the Work is being performed in a manner indicating that the Work, when fully completed, will be in accordance with the Contract Documents. However, the Architect will not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work. The Architect will neither have control over or charge of, nor be responsible for, the construction means, methods, techniques, sequences or procedures, or for the safety precautions and programs in connection with the Work, since these are solely the Contractor’s rights and responsibilities under the Contract Documents, except as provided in Section 3.3.1.

4.2.3 The Architect will have no responsibility to the Contractor for the Contractor’s failure to perform the Work in accordance with the requirements of the Contract Documents. The Architect will not have control over or charge of and will have no responsibility to the Contractor for acts or omissions of the Contractor, Subcontractors, or their agents or employees, or any other persons performing portions of the Work.

4.2.4 The Owner may communicate directly with the Contractor about matters arising out of or relating to the Contract and shall endeavor to inform the Architect of such communications to the extent such communications are relevant to the performance by the Architect of the Architect’s services. Communications by and with the Architect’s consultants by the Contractor shall be through the Architect. Communications by and with Subcontractors and material suppliers shall be through the Contractor. Communications by and with separate contractors by the Contractor shall be through the Owner.

4.2.5 Based on the Architect’s evaluations of the Contractor’s Applications for payment, the Architect will review and certify the amounts due the Contractor and will issue Certificates for Payment in such amounts.

4.2.6 The Architect will have authority to reject Work that does not conform to the Contract Documents. Whenever the Architect considers it necessary or advisable, the Architect will have authority to require inspection or testing of the Work in accordance with Section 13.5, whether or not such Work is fabricated, installed or completed. However, neither this authority of the Architect nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Architect to the Contractor, Subcontractors, material and equipment suppliers, their agents or employees, or other persons or entities performing portions of the Work.

4.2.7 The Architect will review and approve or take other appropriate action upon the Contractor’s submittals such as Shop Drawings, Product Data and Samples, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Architect’s action will be taken with such reasonable promptness within the periods of time set forth in the submittal schedule submitted by the Contractor and approved by the Architect as provided for in Section 3.10.2 above or thereafter so long as such does not cause delay. Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems, all of which remain the responsibility of the Contractor as required by the Contract Documents. The Architect’s review of the Contractor’s submittals shall not relieve the Contractor of the obligations under Sections 3.3, 3.5 and 3.12 or other provision of the Agreement. The Architect’s review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Architect, of any construction means, methods, techniques, sequences or procedures. The Architect’s approval of a specific item shall not indicate approval of an assembly of which the item is a component.

4.2.8 The Contractor will prepare Change Orders and assist in the preparation of Construction Change Directives required by the Owner or Architect.

4.2.9 The Architect, assisted by the Owner’s Representative, will conduct inspections to determine the date or dates of Substantial Completion and the date of Final Completion, will receive and forward to the Owners, for the Owner’s review records, written warranties and related documents required by the Contract Documents and assembled by the Contractor, and will issue a final Certificate for Payment upon compliance with the requirements of the Contract Documents.

4.2.10 If the Owner and Architect agree, the Architect will provide one or more project representatives to assist in carrying out the Architect’s responsibilities at the site. The duties, responsibilities and limitations of authority of such project representatives shall be as agreed between the Owner and the Architect.

4.2.11 The Architect will interpret and decide matters concerning performance under, and requirements of, the Contract Documents on written request of the Owner. The Architect’s response to such requests will be made in writing within any time limits agreed upon or otherwise with reasonable promptness. If no agreement is made concerning the time within which interpretations required of the Architect shall be furnished in compliance with this Section 4.2, then delay shall not be recognized on account of failure by the Architect to furnish such interpretations until 15 days after written request is made for them and only then if delay is warranted under Section 8.3.1.

4.2.12 Interpretations and decisions of the Architect will be consistent with the intent of and reasonably inferable from the Contract Documents and will be in writing or in the form of drawings. When making such interpretations and initial decisions, the Architect will endeavor to secure faithful performance by both Owner and Contractor under the Contract Documents, will not show partiality to either and will not be liable for results of interpretations or decisions so rendered in good faith.

4.2.13 The Architect’s decisions on matters relating to aesthetic effect will be subject to Owner’s approval and final if consistent with the intent expressed in the Contract Documents.

4.2.14 The Architect may, as the Architect judges desirable, issue additional drawings or instructions indicating in greater detail the construction or design of the various parts of the Work; such drawings or instructions may be effected by field order or other notice to the Contractor, and the Work shall be executed in accordance with such additional drawings or instructions without adjustments to any Milestone Date, the Contract Time or the Contract Sum. If the Contractor claims additional cost or time on account of such additional drawings or instructions, the Contractor shall give the notice required under the Contract Documents.

4.3 CLAIMS AND DISPUTES

4.3.1 A Claim is a written demand or assertion by one of the parties seeking, as a matter of right, adjustment or interpretation of Contract terms, payment of money, extension of time or other relief with respect to the terms of the Contract. The term “Claim” also includes other disputes and matters in question between the Owner and Contractor arising out of or relating to the Contract prior to such final completion or termination. Claims must be initiated by written notice. The responsibility to substantiate Claims shall rest with the party making the Claim.

4.3.2 Claims by the Contractor must be initiated within 15 days after the occurrence of the event giving rise to such Claim or such Claim shall be deemed to be waived. In the case of hazardous materials discovered by testing stockpiled soil on the site, the occurrence of the event giving rise to the Claim shall be the time of testing of such soil. THE OWNER AND THE CONTRACTOR EXPRESSLY AGREE THAT FAILURE TO INITIATE A CLAIM WITHIN THE TIME LIMITS SPECIFIED SHALL RESULT IN SUCH CLAIM BEING WAIVED. Claims must be initiated by written notice containing a clear statement of the basis of the claim (sent to the addresses in the Contract) and the relief sought by the claimant to the extent it is then known, and such notice shall be provided to the Architect and Owner and shall be prominently labeled “CONSTRUCTION CONTRACT CLAIM.” If the Contractor makes a Claim for an increase in the Contract Time, the Contractor shall include an estimate of the probable effect of delay on progress of the Work; and if the Contractor makes a Claim for an increase in the Contract Sum the Contractor shall include an estimate of such increase. The Contractor shall have the burden of demonstrating the effect on the critical path of construction and the Date of Substantial Completion and on the Contract Sum and shall furnish the Architect and Owner with such documentation relating thereto as the Architect and Owner may reasonably require.

Notwithstanding anything in the Contract to the contrary, with respect to any Contractor’s request for any increase in the Contract Sum,

(a) Any such request shall be made only in writing and shall prominently state at the top of the request “CONSTRUCTION CONTRACT CLAIM. THIS IS A REQUEST FOR AN INCREASE IN THE CONTRACT SUM”, shall be sent to Owner at the address set forth in the Contract as well as to the Architect, and shall strictly comply with all of the terms and conditions of the Contract regarding Claims and/or Change Orders and Construction Change Directives. Nothing herein shall authorize the Contractor to submit any such request that does not meet the requirements of the Contract, nor require that the Owner approve all or any part of such request that does not meet such requirements;

(b) Any such request shall be approved or rejected, whether in whole or in part, within thirty (30) days after the later of (i) commencement of the performance of the Work on which the request is based, or (ii) receipt of the Owner of such written request;

(c) Rejection of the Contractor’s request, whether in whole or in part, shall be made in writing and shall include an explanation of the factual and contractual basis for the rejection, and shall be certified as made in good faith. Any rejection in whole or in part by the Architect is agreed by the Contractor to have been taken for and on behalf of the Owner. Any rejection shall be subject to the applicable dispute resolution procedure set forth in the Contract.

4.3.3 Pending final resolution of a Claim, the Contractor shall proceed diligently with performance of the Contract and the Owner shall continue to make payments which are not in dispute in accordance with the Contract Documents.

4.3.4 If conditions are encountered at the site which are (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents or in information otherwise provided through the Owner or Architect and (2) of an unusual nature which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the Contractor shall be given to the Owner and Architect promptly before conditions are disturbed and in no event later than 15 days after first observance of the conditions. The Architect will promptly investigate such conditions and, if they differ materially and cause an increase or decrease in the Contractor’s cost of, or time required for, performance of the Work, will recommend an equitable adjustment in the Contract Sum or Contract Time, or both. If the Architect determines that the conditions at the site are such that no change in such terms is justified, the Architect shall so notify the Owner and Contractor in writing. Claims by either party in opposition to such determination must be made within 15 days after the Architect has given notice of the decision as provided in Section 4.3.2. If such conditions encountered warrant a change in such terms, the Contract Sum and Contract Time shall be equitably adjusted by Change Order. All other costs resulting from concealed conditions shall be the responsibility of the Contractor and shall not give rise to any increase in the Contract Sum or extension of the Contract Time.

4.3.5 Prior notice is not required for Claims relating to an emergency endangering life or property arising under Section 10.4.

4.3.6 If either party to the Contract suffers injury or damage to person or property because of an act or omission of the other party, or of others for whose acts such party is legally responsible, written notice of a claim on account of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 15 days after discovery. The notice shall provide sufficient detail to enable the other party to investigate the matter.

4.4 RESOLUTION OF CLAIMS AND DISPUTES

4.4.1 Unless ordered by the Owner to suspend all or any portion of the Work, the Contractor shall proceed with the performance of the Work without any interruption or delay during the pendency of any of the foregoing dispute resolution procedures and shall comply with any orders which the Owner may issue regarding the performance of the Work in accordance with the terms Section 3.10.5 above and other provisions of the Contract Documents. During the pendency of any of the foregoing dispute resolution procedures, the Owner shall continue to make all payments which are not in dispute in accordance with the provisions of the Contract Documents.

4.5 MEDIATION

4.5.1 Any Claim arising out of or related to the Contract, except Claims relating to aesthetic effect and except those waived as provided for in provisions of this Agreement shall be subject to mediation as a condition precedent to the institution of legal or equitable proceedings by either party.

4.5.2 The parties shall endeavor to resolve their Claims by mediation which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect. Request for mediation shall be filed in writing with the other party to the Contract and with the American Arbitration Association. The request may be made concurrently with the filing of a legal or equitable proceeding, but, in such event, mediation shall proceed in advance of legal or equitable proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the parties.

4.5.3 The parties shall share the mediator’s fee and any filing fees equally. The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.

4.6 JURY TRIAL WAIVER; JUDICIAL REFERENCE

4.6.1 TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, OWNER AND CONTRACTOR (AND EACH SUBCONTRACTOR) EACH EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO CLAIMS RESULTING FROM OR ARISING OUT OF THE CONTRACT DOCUMENTS, THE WORK PERFORMED BY THE CONTRACTOR HEREUNDER, AND THE PROJECT. IN CONNECTION WITH THE PARTIES ELECTING TO WAIVE TRIAL BY JURY, ANY CLAIM (EACH, A “CLAIM”) BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THE CONTRACT DOCUMENTS, THE WORK PERFORMED BY THE CONTRACTOR HEREUNDER OR THE PROJECT, WILL BE RESOLVED BY A REFERENCE PROCEEDING IN CALIFORNIA IN ACCORDANCE WITH THE PROVISIONS OF SECTIONS 638 ET SEQ. OF THE CALIFORNIA CODE OF CIVIL PROCEDURE (“CCP”), OR THEIR SUCCESSOR SECTIONS, WHICH SHALL CONSTITUTE THE EXCLUSIVE REMEDY FOR THE RESOLUTION OF ANY CLAIM, INCLUDING WHETHER THE CLAIM IS SUBJECT TO THE REFERENCE PROCEEDING. EXCEPT AS OTHERWISE PROVIDED IN THE LOAN DOCUMENTS, VENUE FOR THE REFERENCE PROCEEDING WILL BE IN THE STATE OR FEDERAL COURT IN THE COUNTY OR DISTRICT WHERE THE REAL PROPERTY INVOLVED IN THE ACTION, IF ANY, IS LOCATED OR IN THE STATE OR FEDERAL COURT IN THE COUNTY OR DISTRICT WHERE VENUE IS OTHERWISE APPROPRIATE UNDER APPLICABLE LAW (THE “COURT”).

4.6.2 The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

4.6.3 The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

4.6.4 The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

4.6.5 Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

4.6.6 The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

4.6.7 Notwithstanding the foregoing, the Contractor agrees (and all Subcontractors also agree) to join in and become a party to any arbitration between the Owner and any third party which involves the Work under this Contract being called into question if demand for such arbitration is made by the Owner. This agreement so to arbitrate on demand of the Owner shall be specifically enforceable under applicable law in any court having jurisdiction. Any award rendered by the arbitrator or arbitrators in such arbitration shall be final, and judgment may be entered upon it an accordance with applicable law in any court having jurisdiction. Notwithstanding anything herein to the contrary, the dispute resolution procedures of Sections 4.4 and 4.5 shall not apply to any dispute in which a party in good faith seeks immediate, equitable relief from a court to prevent irreparable harm or in the case of matters covered by Section 4.6.7.

ARTICLE 5 SUBCONTRACTORS

5.1 DEFINITIONS

5.1.1 A Subcontractor is a person or entity who has a direct contract with the Contractor to perform a portion of the Work at the site. The term “Subcontractor” is referred to throughout the Contract Documents as if singular in number and means a Subcontractor or an authorized representative of the Subcontractor. The term “Subcontractor” does not include a separate contractor or subcontractors of a separate contractor.

5.1.2 A Sub- subcontractor is a person or entity who has a direct or indirect contract with a Subcontractor to perform a portion of the Work at the site. The term “Sub-subcontractor” is referred to throughout the Contract Documents as if singular in number and means a Sub- subcontractor or an authorized representative of the Sub- subcontractor.

5.2 AWARD OF SUBCONTRACTS AND OTHER CONTRACTS FOR PORTIONS OF THE WORK

5.2.1 The Contractor shall not be required to contract with any Subcontractor not listed on Schedule 6 unless a Subcontractor listed on Schedule 6 is unwilling or unable to perform the Work in accordance with the Contract Documents, in which case Contractor shall provide written notice to the Owner identifying a replacement Subcontractor and allowing the Owner five (5) days in which the Owner can either approve or reject the replacement Subcontractor.

5.2.4 Each Subcontract shall expressly provide (i) for the contingent assignment referred to in Schedule 2, and (ii) that such Subcontract shall be terminable at any time for the Contractor’s convenience and without cause by the Contractor giving seven (7) days’ prior written notice to the Subcontractor.

5.3 SUBCONTRACTUAL RELATIONS

5.3.1 By appropriate written subcontract agreement the Contractor shall require each Subcontractor, to the extent of the Work to be performed by the Subcontractor, to be bound to the Contractor by terms of the Contract Documents, and to assume toward the Contractor all the obligations and responsibilities, including the responsibility for safety of the Subcontractor’s Work, which the Contractor, by these Documents, assumes toward the Owner and Architect. Each Subcontract shall preserve and protect the rights of the Owner and Architect under the Contract Documents with respect to the Work to be performed by the Subcontractor so that subcontracting thereof will not prejudice such rights. Where appropriate, the Contractor shall require each Subcontractor to enter into similar agreements with Sub- subcontractors. The Contractor shall make available to each proposed Subcontractor, prior to the execution of the subcontract agreement, copies of the Contract Documents to which the Subcontractor will be bound. Subcontractors will similarly make copies of applicable portions of such documents available to their respective proposed Sub-subcontractors.

5.3.2 Each Subcontractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under its Subcontract. Only if a Subcontract is on a basis other than a fixed price basis, or if required by applicable law, the Owner and the Owner’s accountants shall be afforded access to, and shall be permitted to audit and copy each Subcontractor’s records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to its subcontract, and each Subcontractor shall preserve these materials for a period of three (3) years after final payment, or for such longer period as may be required by law.

5.4 CONTINGENT ASSIGNMENT OF SUBCONTRACTS

5.4.1 Each Subcontract for a portion of the Work under a Project Contract is assigned by the Contractor to the Owner in accordance with Schedule 2 of the Contract. It shall be a condition of payment to the Contractor on account of any Subcontractor’s portion of the Work that a fully executed Schedule 2, Collateral Assignment of Subcontract, has been delivered to the Owner prior to or at the time of the first application for payment on account of such Subcontractor’s Work.

ARTICLE 6 CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS

6.1 OWNER’S RIGHT TO PERFORM CONSTRUCTION AND TO AWARD SEPARATE CONTRACTS

6.1.1 The Owner reserves the right to perform construction or operations related to the Project with the Owner’s own forces, and to award separate contracts in connection with other portions of the Project or other construction or operations on the site under Conditions of the Contract identical or substantially similar to these including those portions related to insurance and waiver of subrogation. If the Contractor claims that delay or additional cost is involved because of such action by the Owner, the Contractor shall make such Claim as provided in Section 4.3.

6.1.2 The Owner shall provide for coordination of the activities of the Owner’s own forces and of each separate contractor with the Work of the Contractor, who shall cooperate with them. The Contractor shall participate with other separate contractors and the Owner in reviewing their construction schedules when directed to do so. The Contractor shall make any revisions to the construction schedule deemed necessary after a joint review and mutual agreement. The construction schedules shall then constitute the schedules to be used by the Contractor, separate contractors and the Owner until subsequently revised.

6.2 MUTUAL RESPONSIBILITY

6.2.1 The Contractor shall afford the Owner and separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities, and shall connect and coordinate the Contractor’s construction and operations with theirs as required by the Contract Documents.

6.2.2 If part of the Contractor’s Work depends for proper execution or results upon construction or operations by the Owner or a separate contractor, the Contractor shall, prior to proceeding with that portion of the Work, promptly report to the Architect apparent discrepancies or defects in such other construction that would render it unsuitable for such proper execution and results. Failure of the Contractor so to report shall constitute an acknowledgment that the Owner’s or separate contractor’s completed or partially completed construction is fit and proper to receive the Contractor’s Work, except as to defects not then reasonably discoverable.

6.2.3 The Contractor shall pay for costs incurred by the Owner which are payable to a separate contractor because of delays, improperly timed activities or defective construction of the Contractor. Such separate contractor shall be responsible to the Contractor for costs incurred by the Contractor because of delays, improperly timed activities, damage to the Work or defective construction of the separate contractor.

6.2.4 The Contractor shall promptly remedy damage wrongfully caused by the Contractor to completed or partially completed construction or to property of the Owner or separate contractors.

6.3 OWNER’S RIGHT TO CLEAN UP

6.3.1 If a dispute arises among the Contractor, separate contractors and the Owner as to the responsibility under their respective contracts for maintaining the premises and surrounding area free from waste materials and rubbish, the Owner may clean up and allocate the cost among those responsible (with the Contractor’s reasonable share charged in accordance with Section 3.15.2).

ARTICLE 7 CHANGES IN THE WORK

7.1 GENERAL

7.1.1 Changes in the Work may be accomplished after execution of the Accepted Stipulated Sum Proposal forming the Contract, and without invalidating such Contract, by Change Order, Construction Change Directive or order for a minor change in the Work, subject to the limitations stated in this Article 7 and elsewhere in the Contract Documents.

7.1.2 A Change Order shall be based upon agreement among the Owner and Contractor; a Construction Change Directive requires agreement by the Owner and may or may not be agreed to by the Contractor; an order for a minor change in the Work may be issued by the Architect alone.

7.1.3 Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the Contractor shall proceed promptly, unless otherwise provided in the Change Order, Construction Change Directive or order for a minor change in the Work.

7.1.4 Upon request of the Owner or the Architect, the Contractor shall, without cost to the Owner, submit to the Owner and Architect, in such form as the Owner or Architect may reasonably require, an accurate written estimate of the cost of any proposed extra Work or change in the Work. The estimate shall indicate the quantity and cost of each item of materials, and the number of hours of Work and hourly rate for each class of labor, as well as the description and amounts of all other costs chargeable under the terms of this Section. Unit labor costs for the installation of each item of materials shall be shown if required by the Owner or Architect. The Contractor shall promptly revise and resubmit such estimate if the Owner or Architect determines that it is not in compliance with the requirements of this Section, or that it contains errors of fact or mathematical errors. If required by the Owner or Architect, in order to establish the exact cost of new Work added or of previously required Work omitted, the Contractor shall obtain and furnish to the Owner and Architect bona fide proposals from recognized suppliers for furnishing any material included in such Work. Such estimates shall be furnished promptly so as to occasion no delay in the Work and at the Contractor’s expense. The Contractor shall also state in the estimate any change in Milestone Dates or the Contract Time that would result from the change in accordance with the provisions of Section 8.3.1.

7.2 CHANGE ORDERS

7.2.1 A Change Order is a written instrument prepared by the Contractor and signed by the Owner, Contractor and Architect, stating their agreement upon all of the following:

.1 change in the Work;

.2 the amount of the adjustment, if any, in the Contract Sum; and

.3 the extent of the adjustment, if any, in the Contract Time.

7.2.2 Methods used in determining adjustments to the Contract Sum are those listed in Section 7.3.3.

7.2.3 Unless expressly reserved therein, an executed Change Order shall constitute a final settlement of all matters relating to the change in the Work which is the subject of the Change Order, including, but not limited to, all direct and indirect costs associated with such change, any adjustments to the Contract Sum, and any adjustments to the Contract Time, Construction Schedule and/or Milestone Dates.

7.3 CONSTRUCTION CHANGE DIRECTIVES

7.3.1 A Construction Change Directive is a written order prepared by the Architect and signed by the Owner and Architect, directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or Contract Time, or both. The Owner may by Construction Change Directive, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions, the Contract Sum and Contract Time being adjusted accordingly.

7.3.2 A Construction Change Directive shall be used in the absence of agreement on the terms of a Change Order.

7.3.3 If the Construction Change Directive provides for an adjustment to the Contract Sum, the adjustment shall be based on one of the following methods:

.1 mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;

.2 unit prices stated in the Contract Documents or subsequently agreed upon by the parties plus the Contractor’s markup applicable to Change Orders;

.3 cost to be determined in a manner agreed upon by the parties; or

.4 as provided in Section 7.3.6.

7.3.4 Upon receipt of a Construction Change Directive, the Contractor shall promptly proceed with the change in the Work involved and advise the Architect of the Contractor’s agreement or disagreement with the method, if any, provided in the Construction Change Directive for determining the proposed adjustment in the Contract Sum or Contract Time.

7.3.5 A Construction Change Directive signed by the Contractor indicates the agreement of the Contractor therewith, including adjustment in Contract Sum and Contract Time or the method for determining them. Such agreement shall be effective immediately and shall be recorded as a Change Order.

7.3.6 If the Contractor does not respond promptly or disagrees with the method for adjustment in the Contract Sum, the method and the adjustment shall be determined by the Architect on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including, in case of an increase in the Contract Sum, an amount equal to the Contractor’s markup otherwise allowable to such change. In such case, and also under Clause 7.3.3.3, the Contractor shall keep and present in such form as the Architect may prescribe an itemized accounting together with appropriate supporting data. Unless otherwise provided in the Contract Documents, costs for the purposes of this Section 7.3.6 shall be limited to the following:

.1	costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers’ compensation insurance;

.2	extra costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;

.3	reasonable extra rental costs of machinery and equipment, exclusive of hand tools;

.4	extra costs of premiums for all bonds and insurance, permit fees, and sales, use or similar taxes related to the Work; and

.5	additional costs of any Management Personnel not assigned to the Project to the extent they render time directly attributable to the change.

7.3.7 The amount of credit to be allowed by the Contractor to the Owner for a deletion or change which results in a net decrease in the Contract Sum shall be actual net cost as confirmed by the Architect. When both additions and credits covering related Work or substitutions are involved in a change, the adjustment for the Contractor’s markup shall be figured on the basis of net change.

7.3.8 Pending final determination of the total cost of a Construction Change Directive to the Owner, the amounts not in dispute for such changes in the Work shall be included in Applications for payment accompanied by a Change Order indicating the parties’ agreement with such costs. For any portion of such cost that remains in dispute, the Architect will make an interim determination for purposes of monthly certification for payment for those costs. That determination of cost shall adjust the Contract Sum on the same basis as a Change Order, subject to the right of either party to disagree and assert a claim in accordance with Article 4.

7.3.9 When the Owner and Contractor agree with the determination made by the Architect concerning the adjustments in the Contract Sum and Contract Time, or otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

7.4 MINOR CHANGES IN THE WORK

7.4.1 The Owner will have authority to order minor changes in the Work. Such changes shall be effected by written order and shall be binding on the Owner and Contractor. The Contractor shall carry out such written orders promptly.

ARTICLE 8 TIME

8.1 DEFINITIONS

8.1.1 Unless otherwise provided, Contract Time is the period of time, including authorized adjustments, allotted in the Contract Documents for Substantial Completion of the Work.

8.1.2 The date of commencement of the Work is the date established in the Accepted Stipulated Sum Proposal.

8.1.3 The date of Substantial Completion is the date ascertained in accordance with Section 9.8.

8.1.4 The term “day” as used in the Contract Documents shall mean calendar day unless otherwise specifically defined as a business or working day.

8.2 PROGRESS AND COMPLETION

8.2.1 Time limits stated in the Contract Documents are of the essence of the Contract. By executing the Accepted Stipulated Sum Proposal the Contractor confirms that the Contract Time is a reasonable period for performing the Work.

8.2.2 The Contractor shall not, except by agreement or instruction of the Owner in writing, prematurely commence operations on the site or elsewhere prior to the effective date of insurance required by Article 11 to be furnished by the Contractor and Owner. The date of commencement of the Work shall not be changed by the effective date of such insurance.

8.2.3 The Contractor shall proceed expeditiously with adequate forces and shall achieve Substantial Completion within the Contract Time.

8.3 DELAYS AND EXTENSIONS OF TIME

8.3.1 If any of the activities on the critical path of the Construction Schedule are delayed beyond the times shown for such activities on the Construction Schedule (as the same may be altered from time to time by Change Order or Construction Change Directive) by any action of the Owner or Architect continuing for more than five (5) days after written notice given by the Contractor to the Owner thereof, or by labor strikes affecting the region generally and not just the site, or by fire, tornado, hurricane, flood, earthquake, war or terrorism on American soil, epidemic or pandemic, acts of governmental authorities unrelated to permitting, design review or inspection of the Work, concealed or unknown conditions, unusual delays in deliveries or interruptions in supply chains or any other casualty beyond the Contractor’s control or unusually severe storm designated as a 50-year or greater storm by the National Climate Data Center, then the Contract Time (and such Construction Schedule) shall be extended by Change Order for the number of days equal to such delay; provided, however, that in every case the Contractor has made a Claim therefor as provided in Section 4.3. Notwithstanding the foregoing, the Contract Price and Construction Schedule are based on the pandemic restrictions existing as of the date of this Agreement and such existing restrictions shall not be the basis of a Change Order, Claim or force majeure event. If such existing pandemic restrictions become more restrictive, then such increased restrictions may be the basis of a Change Order, Claim or force majeure event but only to the extent the restrictions are more restrictive than that existing as of the date of this Agreement. No claim for delay shall be made on account of failure of the Architect to take action on submissions of shop drawings, product data and samples in accordance with the time allowed in the submittal schedule described above until five (5) working days after receipt by Owner and Architect of written request for such matters, and not then unless such claim is warranted. Except as may be otherwise expressly provided in Article 7 of the Agreement, the Contractor agrees that the Contractor, the Subcontractors and others performing under the Contractor shall have no claim for damages or costs of any kind on account of any delay in the Work, whether such delay is caused by the Owner, the Architect or otherwise, or on account of any acceleration of the Work ordered by the Owner if the Work is not proceeding in accordance with the critical path of the Construction Schedule, and each such person acknowledges that its sole remedy for any such delay will be an extension of the Contract Time only in accordance with the applicable provisions of the Contract Documents.

.1 The Contractor acknowledges that no adjustments to Milestone Dates and/or the Contract Time shall be made unless the events described above have the effect of delaying completion of components of Work on the critical path indicated in the Construction Schedule.

.2 The Contractor further acknowledges and agrees that adjustments to the Milestone Dates and/or the Contract Time shall be permitted in connection with any of the events described above only to the extent the delays resulting therefrom are not caused or could not have been avoided by the Contractor.

ARTICLE 9 PAYMENTS AND COMPLETION

9.1 CONTRACT SUM

9.1.1 The Contract Sum is stated in the Accepted Stipulated Sum Proposal and, subject to adjustments expressly authorized by the Construction Contract, is the total amount payable by the Owner to the Contractor for performance of the Work under the Contract Documents.

9.2 SCHEDULE OF VALUES

9.2.1 The schedule of values is Appendix A to the Accepted Stipulated Sum Proposal.

9.3 APPLICATIONS FOR PAYMENT

9.3.1 With each progress payment, the Contractor shall submit to the Architect an itemized application for payment for operations completed in accordance with the schedule of values and the provisions of Section 6.1 of the Contract. Such application shall be notarized, if required, and supported by such data substantiating the Contractor’s right to payment as the Owner or Architect may require, such as copies of requisitions from Subcontractors and material suppliers and reflecting retainage if provided for in the Contract Documents.

9.3.1.1 As provided in Section 6.1.7.1 of the Contract, such Applications may include requests for payment on account of changes in the Work which have been properly authorized by Construction Change Directives.

9.3.1.2 Such Applications may not include requests for payment for portions of the Work for which the Contractor does not intend to pay to a Subcontractor or material supplier, unless such Work has been performed by others whom the Contractor intends to pay.

9.3.2 Unless otherwise provided in the Contract Documents, payments shall be made on account of materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work. If approved in writing in advance by the Owner and any lender, payment may similarly be made for materials and equipment suitably stored off the site at a location agreed upon in writing. Payment for materials and equipment stored on or off the site shall be conditioned upon compliance by the Contractor with procedures satisfactory to the Owner and any lender to establish the Owner’s title to such materials and equipment or otherwise protect the Owner’s interest, and shall include the costs of applicable insurance, storage and transportation for such materials and equipment stored off the site.

9.3.3 The Contractor warrants that title to all Work covered by an application for payment will pass to the Owner no later than the time of payment. The Contractor further warrants that upon submittal of an application for payment all Work for which Certificates for Payment have been issued and payments received from the Owner shall, to the best of the Contractor’s knowledge, information and belief, be free and clear of liens, claims, security interests or encumbrances in favor of the Contractor, Subcontractors, material suppliers, or other persons or entities making a claim by reason of having provided labor, materials and equipment relating to the Work.

9.4 CERTIFICATES FOR PAYMENT

9.4.1 The Architect will promptly after receipt of the Contractor’s application for payment in a form and with required back-up warranting approval, either issue to the Owner a Certificate for Payment, with a copy to the Contractor, for such amount as the Architect determines is properly due, or notify the Contractor and Owner in writing of the Architect’s reasons for withholding certification for only that part which cannot be so certified as provided in Section 9.5.1.

9.4.2 The issuance of a Certificate for Payment does not imply any responsibility by the Architect or Owner for how or to whom the Contractor has used or paid previous payments.

9.5 DECISIONS TO WITHHOLD CERTIFICATION

9.5.1 The Architect may withhold a Certificate for Payment in whole or in part, and/or may nullify the whole or any part of a Certificate for Payment previously issued because of subsequently discovered information, (and the Owner may so withhold payment in whole or in part), in each case to the extent reasonably necessary to protect the Owner from loss for which the Contractor is responsible, including loss resulting from acts and omissions described in Section 3.3.2, or because of:

.1	defective Work not remedied;

.2	third party claims filed or reasonable evidence indicating probable filing of such claims unless security acceptable to the Owner is provided by the Contractor;

.3	failure of the Contractor to make payments properly due to Subcontractors or for labor, materials or equipment;

.4	reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum;

.5	damage to the Owner or another contractor;

.6	reasonable evidence that the Work will not be completed within the Contract Time, and that the unpaid balance will not be adequate to cover damages for the anticipated delay;

.7	failure to carry out the Work in accordance with the Contract Documents;

.8	amounts previously paid to the Contractor in excess of amounts properly due to the Contractor;

.9	failure of the Contractor to comply with any of the Contractor’s indemnification obligations as set forth in the Contract; or

.10	failure of the contractor to discharge or bond over liens in accordance with the requirements of the Contract.

9.5.2 When the above reasons for withholding certification are removed, certification will be made for amounts previously withheld.

9.6 PROGRESS PAYMENTS

9.6.1 After the Architect has issued a Certificate for Payment, the Owner shall make payment in the manner and within the time provided in the Agreement and shall so notify the Architect.

9.6.2 The Contractor shall pay each Subcontractor, within seven (7) days after receipt of payment from the Owner, out of the amount paid to the Contractor on account of such Subcontractor’s portion of the Work, the amount to which said Subcontractor is entitled, reflecting percentages actually retained from payments to the Contractor on account of such Subcontractor’s portion of the Work. The Contractor shall, by appropriate agreement with each Subcontractor, require each Subcontractor of any tier to make payments to Sub-subcontractors in a similar manner and time. The Contractor shall comply with the provisions of California Bus. & Prof. Code §7108.5 and shall cause all Subcontractors of any tier so to comply, and shall indemnify, defend and hold the Owner harmless in the manner provided in the Contract from its failure so to comply.

9.6.3 The Architect will, on request of the Owner, furnish to a Subcontractor, if practicable, information regarding percentages of completion or amounts applied for by the Contractor and action taken thereon by the Architect and Owner on account of portions of the Work done by such Subcontractor.

9.6.4 Neither the Owner nor Architect shall have an obligation to pay or to see to the payment of money to a Subcontractor.

9.6.5 Payment to material suppliers shall be treated in the manner provided in Sections 9.6.2, 9.6.3 and 9.6.4.

9.6.6 A Certificate for Payment, a progress payment, or partial or entire use or occupancy of the Project by the Owner shall not constitute acceptance of Work not in accordance with the Contract Documents.

9.6.7 Unless the Contractor provides the Owner with a payment bond in the full penal sum of the Contract Sum, payments received by the Contractor for Work properly performed by Subcontractors and suppliers shall be held by the Contractor for those Subcontractors or suppliers who performed Work or furnished materials, or both, under contract with the Contractor for which payment was made by the Owner. Nothing contained herein shall require money to be placed in a separate account and not commingled with money of the Contractor, shall create any fiduciary liability or tort liability on the part of the Contractor for breach of trust or shall entitle any person or entity to an award of punitive damages against the Contractor for breach of the requirements of this provision.

9.7 FAILURE OF PAYMENT

9.7.1 If through no fault of the Contractor the Architect does not issue a Certificate for Payment after receipt of the Contractor’s application for payment, or if the Owner does not pay the Contractor the undisputed amount certified by the Architect within the times provided for in this Contract after receipt of an application for payment meeting all of the requirements of this Contract, then the Contractor may thereafter, upon twenty (20) days’ written notice to the Owner and Architect, stop the Work until payment of the amount owing has been received. The Contract Time shall be extended for the period of such stopped Work, and the Contract Sum shall be increased by the amount of the Contractor’s reasonable direct costs of shut-down and start-up.

9.8 SUBSTANTIAL COMPLETION

9.8.1 “Substantial Completion” of the entire Work shall be achieved by the Contractor and shall mean the stage in the progress of the project when the Work required by this Contract is sufficiently complete in accordance with this Contract so that the Owner may occupy or utilize the Work for its intended use. The parties agree that, without limitation, the Owner will not be able to occupy or utilize the Work for its intended use unless all equipment and systems included in the Work are operational as designed and have been substantially balanced, commissioned and demonstrated, all designated or required governmental inspections, tests and approvals have been successfully completed and obtained including unconditional certificates of occupancy (or, if unissued or issued with conditions, such lack of issuance or conditions relate solely to matters not included within the Work), completion has been achieved of all finish paving and landscaping to the extent weather then allows and fine cleaning of all spaces to be occupied and all public spaces has occurred. In general, the only remaining Work shall be minor in nature, so that completion of the Work by the Contractor will not materially interfere with or hamper the Owner’s occupancy of the Project. The Contractor shall cooperate with the Owner’s facilities personnel so that such personnel may be involved in the balancing and commissioning of all building systems.

When the Work reaches Substantial Completion, the Contractor shall promptly deliver to the Owner and Architect a notice of completion in recordable form and in accordance with the requirements of California Civil Code §8182. In transmitting such notice to the Owner and Architect, the transmittal shall prominently state in capital letters, “THE OWNER MUST ACCEPT OR REJECT THIS NOTICE OF COMPLETION WITHIN SEVEN DAYS OF RECEIPT. UNLESS THE OWNER REJECTS THIS NOTICE BY GIVING THE CONTRACTOR NOTICE OF THE FACTUAL AND CONTRACTUAL BASIS FOR REJECTION AND CERTIFYING THE SAME AS MADE IN GOOD FAITH WITHIN SUCH SEVEN DAY PERIOD, THE OWNER SHALL BE DEEMED TO HAVE

ACCEPTED THE SUBSTANTIAL COMPLETION.” The Owner shall accept or reject such notices within seven days of receipt, and if it rejects the notices it shall give the Contractor notice of the factual and contractual basis for rejection certifying the same as made in good faith within such seven-day period. If the Contractor disputes the Owner’s rejection of a notice of completion, it may proceed as described in Section 4.4 above. The Owner’s acceptance or deemed acceptance of a notice of completion shall not limit or preclude the effect of any warranty, guarantee or other obligation on the part of the Contractor or any third party to repair, replace or correct defective Work after substantial or final completion, including without limitation warranties and obligations set forth in this Contract or in third party contracts, all of which shall remain in full force and effect after such acceptance. Unless this Contract expressly permits Substantial and Final Completion for specifically defined phases of the Work, Substantial Completion and Final Completion respectively shall mean Substantial Completion and Final Completion of all of the Work required under the Contract.

9.8.2 When the Contractor considers that the Work, or a portion thereof expressly designated in the Contract Documents for separate completion, will reach Substantial Completion within ten (10) days, the Contractor shall submit to the Architect and Owner a proposed list of items to be completed or corrected together with the estimated value of completing or correcting such items (the “Proposed Punchlist”). The Architect shall have the right to modify and supplement the list of items on the Proposed Punchlist and to modify or, for items added by the Architect, establish, the estimated value of completing or correcting such items. The failure to include any items on the Proposed Punchlist does not alter the responsibility of the Contractor to complete all Work in accordance with the Contract Documents.

9.8.3 The parties shall cooperate in good faith so that the Owner or Architect can deliver the final punchlist (“Final Punchlist”) to the Contractor within 14 days after the accepted date of substantial completion which Final Punchlist shall identify in good faith the defective and incomplete Work and the deliverables (including all project close-out documents) required for Final Completion under the Contract.

9.8.4 When the Owner has accepted the notices of substantial completion, the Architect will prepare a Certificate of Substantial Completion which shall establish responsibilities of the Owner and Contractor for security, maintenance, heat, utilities, damage to the Work and insurance. Warranties required by the Contract Documents shall commence on the date of Substantial Completion of the Work or expressly designated portion thereof unless otherwise provided in the Certificate of Substantial Completion. The Certificate of Substantial Completion shall be submitted to the Owner and Contractor for their written acceptance of responsibilities assigned to them in such Certificate.

9.9 PARTIAL OCCUPANCY OR USE

9.9.1 The Owner may occupy or use any completed or partially completed portion of the Work at any stage provided such occupancy or use is authorized by public authorities having jurisdiction over the Work. Such partial occupancy or use may commence whether or not the portion is substantially complete, provided the Owner and Contractor have accepted in writing the responsibilities assigned to each of them for security, maintenance, heat, utilities, damage to the Work and insurance, and have agreed in writing concerning the commencement of warranties required by the Contract Documents. When the Contractor considers a portion substantially complete, the Contractor shall prepare and submit a list to the Architect as provided under Section 9.8.2. Consent of the Contractor to partial occupancy or use shall not be unreasonably withheld. The stage of the progress of the Work shall be determined by written agreement between the Owner and Contractor or, if no agreement is reached, by decision of the Architect. The Contractor will reasonably cooperate with the Owner in allowing non-union FF&E contractors access to such portions of the Work. This paragraph does not authorize the Contractor to claim that any phase of the Work is substantially complete and proceed under Section 9.8.1.

9.9.2 Immediately prior to such partial occupancy or use, the Owner, Contractor and Architect shall jointly inspect the area to be occupied or portion of the Work to be used in order to determine and record the condition of the Work.

9.9.3 Partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of Work not complying with the requirements of the Contract Documents.

9.10 FINAL COMPLETION AND FINAL PAYMENT

9.10.1 The Contractor may apply, and reapply, for release of retainage on a subcontractor-by-subcontractor basis (and including amounts withheld on account of the Contractor’s own employees and for deliverables) in accordance with the requirements of the Contract following the Substantial Completion or earlier upon Final Completion of all of the Work Such application shall be accompanied by a written listing identifying the previously incomplete or defective Work or the deliverable that has now been completed or delivered. Such application shall be certified as having been made in good faith. The Owner shall pay retainage no later than 45 days after Final Completion of all of the Work providing all conditions to payment under the Contract have been met and subject to the following: (i) for incomplete, incorrect or missing deliverables, their mutually agreed value, or if no agreement then the reasonable value not to exceed 2.5% of the adjusted Contract Sum; (ii) for incomplete or defective Work, 150% of the reasonable cost to complete or correct the incomplete or defective Work; and (iii) for Claims made in accordance with this Agreement that are pending. In withholding payment from an application for release of retainage, the Owner shall cause to be provided to the Contractor (which may be provided by the Architect) a written description of the incomplete or defective Work item or deliverable and/or claim , which description shall be certified as made in good faith. The parties agree that any item of incomplete or defective Work remaining on the Final Punchlist whenever Contractor applies, or reapplies, for payment shall entitle Owner to continue withholding such as amount as provided in clause (ii) above in this paragraph.

Upon receipt of written notice that the Work is ready for final inspection and acceptance and upon receipt of a final application for payment, the Architect will promptly make such inspection and, when the Architect finds the Work acceptable under the Contract Documents and the Contract fully performed, the Architect will promptly issue a final Certificate for Payment stating that to the best of the Architect’s knowledge, information and belief, and on the basis of the Architect’s on-site visits and inspections, the Work has been completed in accordance with terms and conditions of the Contract Documents and that the entire balance found to be due the Contractor and noted in the final Certificate is due and payable.

9.10.2 Neither final payment nor any remaining retained percentage shall become due until the Contractor submits to the Owner through the Architect the following deliverables (if the Contract identifies other items to be delivered at or before final payment such other items are also deliverables): (1) conditional and unconditional lien releases from Contractor and all Subcontractors and material suppliers as otherwise provided in the Agreement, (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the Owner, (3) a written statement that the Contractor knows of no reason that the insurance will not be renewable to cover the period required by the Contract Documents, (4) consent of surety, if any, to final payment, (1) delivery of all operating manuals, labeling of all components of all systems and equipment, delivery of all test certificates and operating permits and satisfaction of any other requirements of the Contract Documents including all matters described in Section 9.8.1 and the certificates of inspection and operating permits described in Section 13.5.4, (2) the Record Documents and reproducible transparencies thereof in accordance with Section 3.11, and (7) three (3) complete binders of all manufacturers’ catalogs, instructions, and other similar data, including the necessary graphic cuts, diagrams, value charts, and the like, covering all mechanical and manually operated devices furnished and/or installed in any permanent structure as specified in the Specifications.

9.10.3 If, after Substantial Completion of the Work, final completion thereof is materially delayed through no fault of the Contractor or by issuance of Change Orders affecting final completion, and the Architect so confirms, the Owner shall, upon application by the Contractor and certification by the Architect, and without terminating the Contract, make payment of the balance due for that portion of the Work fully completed and accepted. If the remaining balance for Work not fully completed or corrected is less than retainage stipulated in the Contract Documents, and if bonds have been furnished, the written consent of surety to payment of the balance due for that portion of the Work fully completed and accepted shall be submitted by the Contractor to the Architect prior to certification of such payment. Such payment shall be made under terms and conditions governing final payment.

9.10.4 Acceptance of final payment by the Contractor, a Subcontractor or material supplier shall constitute a waiver of claims by that payee except those previously made in writing and identified by that payee as unsettled at the time of and as a part of the final application for payment.

ARTICLE 10 PROTECTION OF PERSONS AND PROPERTY

10.1 SAFETY PRECAUTIONS AND PROGRAMS

10.1.1 The Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs relating to the performance of the Work required by law or the Contract Documents or as reasonably requested by the Owner. Work, including, but not limited to, compliance by the Contractor and all Subcontractors with all safety precautions and programs required by the Occupational Safety and Health Act, other applicable laws and regulations and the requirements of National Fire Protection Association the Contract Documents, and any insurance carrier providing insurance coverage for the Owner or the Contractor in connection with the Work.

10.2 SAFETY OF PERSONS AND PROPERTY

10.2.1 The Contractor shall take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury or loss to:

.1	employees on the Work and other persons or other entities who may be affected thereby;

.2

the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody or control of the Contractor or the Contractor’s Subcontractors or Sub- subcontractors;

.3

other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction; and

.4	from activities of the Contractor relating to the work of the Owner or other separate contractor.

Without limitation, the Contractor shall implement procedures as may be necessary to protect the interests of the Contractor and the Owner and to provide for the safety and security of the general public, employees and agents of the Owner and the Architect, and other persons who may be affected by the Work, and to exclude unauthorized persons from the site.

10.2.2 The Contractor shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.

10.2.3 The Contractor shall erect and maintain, as required by existing conditions and performance of the Contract, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.

10.2.4 When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, the Contractor shall exercise utmost care and carry on such activities under supervision of properly qualified personnel.

10.2.5 The Contractor shall promptly remedy damage and loss (other than damage or loss insured under property insurance required by the Contract Documents) to property referred to in Clauses 10.2.1.2 and 10.2.1.3 caused in whole or in part by the Contractor, a Subcontractor, a Sub-subcontractor, or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable and for which the Contractor is responsible under Clauses 10.2.1.2 and 10.2.1.3, except damage or loss to the extent attributable to acts or omissions of the Owner or Architect or anyone directly or indirectly employed by either of them, or by anyone for whose to the extent acts either of them may be liable, and not attributable in part to the fault or negligence of the Contractor or such persons acting under it. The foregoing obligations of the Contractor are in addition to the Contractor’s obligations under Section 3.18.

10.2.6 The Contractor shall designate a responsible member of the Contractor’s organization at the site whose duty shall be the prevention of accidents. This person shall be the Contractor’s superintendent unless otherwise designated by the Contractor in writing to the Owner and Architect.

10.2.7 The Contractor shall not load or permit any part of the construction or site to be loaded so as to endanger its safety.

10.2.8 The Contractor shall satisfactorily conduct its Work at all street and highway crossings and along all highways, street and other ways in accordance with the permission and requirements of the proper authorities. Vehicular traffic shall be routed through temporary detours during construction when required to maintain proper flow of traffic. The Contractor shall plan and conduct his operations in such a manner that the continuous flow of traffic is uninterrupted and with a minimum of inconvenience to the general public.

10.2.9 The Contractor shall assume all responsibility for the protection of property of adjacent owners so far as affected by the Contractors operations and shall build and maintain such temporary fences or walls as may be required to permit the reasonable use of such adjacent property and to exclude trespassers from the site. The Contractor shall provide temporary protection at all openings in the outside fences or walls to endeavor to prevent unauthorized persons from obtaining access during the night and at other non-working hours.

10.2.10 Absolutely no use of explosives or conducting of blasting operations shall be permitted without the express prior written permission of the Owner and in strict accordance with the requirements of the Owner, and in strict accordance with the rules and regulations of governmental authorities governing the keeping, storage, use, manufacture, sale, handling, transportation or other disposition of explosives and such other rules and regulations as may be promulgated from time to time by authorities having jurisdiction. When the use or storage of explosives or other hazardous materials or equipment is necessary for the execution of the Work, the Contractor shall exercise the utmost care and shall carry on such activities under the supervision of properly qualified personnel.

10.2.11 The Contractor shall provide and maintain in good operating condition suitable and adequate fire protection equipment and shall comply with all recommendations regarding fire protection made by the representatives of the insurance company or companies carrying insurance on the Work or by the local fire chief or fire marshal. The site shall be kept orderly and clean, and all combustible rubbish shall be removed from the site daily.

10.2.12 The Contractor shall at all times protect excavations, trenches, structures, materials, equipment and fixtures from damage from rain water and other weather, ground water, back-up or leakage of sewers, drains and other piping, and from water of any other origin and shall remove promptly any accumulation of water. The Contractor shall provide and operate all pumps, piping and other equipment necessary to this end. The Contractor shall remove snow and ice which might create a hazard on or about the site or result in damage or delay.

10.2.13 The Contractor shall take all reasonable precautions to endeavor to prevent loss or damage caused by vandalism, theft, burglary, pilferage, or unexplained disappearance of property of the Owner forming part of the Work, or located within those areas of the Project to which the Contractor has access.

10.2.14 In the event the Contractor discovers any active utility line which had not yet been disclosed on any survey, the Contractor shall cease all Work in the immediate area which may affect such line and shall promptly notify the Owner, the Architect, and the affected utility company. The Contractor shall not restart Work without notice from and approval of the Architect.

10.2.15 The Contractor shall at all times provide and maintain adequate protection against weather so as to preserve the Work, materials, equipment, apparatus, and fixtures free from injury or damage. The Contractor shall use special care to insure that moisture penetration and mold prevention measures are employed in construction, including without limitation measures relating to the staging and storage of porous materials susceptible to water infiltration and mold, treatment and prevention of standing water conditions on the site, sheetrock installation sequencing and protection, plumbing and ductwork insulation sequencing and protection, roof enclosures and protection during construction, temporary protection and enclosures, and weather/winter protection procedures, HVAC test and balance procedures/criteria; the proper dissipation or vaporization of the water content of construction materials so that such dissipation or vaporization does not lead to any mold conditions, periodic monitoring and inspection procedures concerning water intrusion and mold conditions, conformance to and submittal to the Owner of all Material Safety Data Sheets (MSDS) published for construction materials incorporated into the Project, including, but not limited to, any and all MSDS for construction materials incorporated into interior finishes, and procedures for the evaluation and remediation in the event of an actual water intrusion or mold condition at the site. If the Contractor discovers a mold condition of any kind at the site, it shall immediately notify the Owner.

10.2.16 The Contractor shall use reasonable efforts to protect all finished surfaces of the Work, including the jambs and soffits of all openings used as passageways or through which materials are handled, against damage resulting from the conduct of Work by the Contractor or by any separate contractors.

10.2.17 In the event of temporary suspension of Work and during inclement weather, or whenever further directed the Owner or Architect, Work and materials shall be adequately protected against damage. The Contractor shall take special precautions to prevent damage to materials and Work installed in cold or freezing weather, by providing adequate temporary heat and suitable enclosures or covering. The ground surfaces under footings and under pipe lines, and all concrete and masonry Work, shall be protected against frost and freezing. The Contractor shall provide temporary weathertight enclosures for all exterior openings to protect the Work from freezing weather and to maintain proper building temperatures for operations of all trades.

10.2.18 The Contractor shall exercise every precaution when core drilling holes through the existing concrete floor slabs. In the event the Contractor damages an existing electrical conduit, air line, etc., above or below the slab during its drilling operations, the Contractor shall repair the damage as approved by the Owner. If the Contractor damages an existing electrical conduit, air line, etc., buried in the slab during his drilling operation, the Contractor shall repair the damage as approved by the Architect. The costs of repair shall be borne by the Contractor and included in the Contract Sum.

10.2.19 The Contractor shall provide ventilation of enclosed areas during construction as required to permit proper curing and drying out, and to prevent excessive humidity, moisture and condensation. Ventilation shall be by natural or artificial means as required by the conditions involved.

10.2.20 The Contractor shall control the safe handling and storage of all explosives, welding materials, acetylene and oxygen tanks, and other equipment required for blasting operations, welding and cutting Work, at the site. All welding materials and equipment shall be removed promptly from the premises upon completion of the welding and cutting Work. No welding torch or other open flames will be used within any of the Owner’s buildings without a fire watch with an appropriate fire extinguisher or within one hour of quitting time.

10.2.21 The Work shall be performed in such a manner as to minimize any threat of fire, and during any Work involving a fire hazard the Contractor shall take all necessary precautions against fires started and spreading on the site, within building and temporary structures. The Contractor shall provide and maintain sand buckets, suitable fire extinguishers and hoses where and as required to provide adequate means of extinguishing fires. Minimum fire prevention requirements shall be as directed and approved by the Owner’s safety office, the Owner’s insurance agents and the local Fire Department. Permanent standpipes shall be made available during construction. Gasoline and other flammable liquids shall not be stored within buildings; shall be stored in and dispensed from U.L. listed safety containers in conformance with N.B.F.U. recommendations and the requirements of all authorities having jurisdiction. Contractor shall cooperate with the Owner’s insurance underwriters’ inspectors and promptly carry out their recommendations. During torch cutting and welding operations a dry chemical fire extinguisher shall be available in the location where such Work is in progress.

10.2.22 The Contractor shall arrange for and provide all local police officers required by the local police department to be present at or adjacent to the site for traffic control purposes. The cost of all police officers so required shall be borne by the Contractor and included in the Contract Sum.

10.3 HAZARDOUS MATERIALS

10.3.1 If reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons or damage to property resulting from a material or substance, including but not limited to asbestos or polychlorinated biphenyl (PCB), encountered by the Contractor, the Contractor shall, upon noting or being informed of the condition, immediately stop Work in the affected area and report the condition to the Owner and Architect in writing.

10.3.2 The Owner shall obtain the services of a licensed person to verify the presence or absence of the material or substance reported by the Contractor and, in the event such material or substance is found to be present, to abate such material or substance and verify that it has been rendered harmless. The Owner shall, if requested in writing by the Contractor, furnish in writing to the Contractor the names and qualifications of persons or entities who are to perform tests verifying the presence or absence of such material or substance or who are to perform the task of removal or safe containment of such material or substance. When the material or substance has been rendered harmless, Work in the affected area shall resume. If such Work amounts to a delay under Section 8.3.1, the Contract Time shall be extended and the Contract Sum shall be increased in the amount of the Contractor’s reasonable additional direct costs of shut-down, delay and start-up, which adjustments shall be accomplished as provided in Article 7.

10.3.3 If without fault on its part the Contractor is held liable for the cost of remediation of a hazardous material or substance solely by reason of performing Work as required by the Contract Documents and not on account of the release of any hazardous materials brought to the Site by the Contractor, any Subcontractor or any person acting by or through any of them, to the extend not covered by insurance the Owner shall be responsible to the Contractor for all cost and expense thereby incurred. If any hazardous materials brought to the Site are released by the Contractor, any Subcontractor or any person acting by or through any of them, then the Contractor shall be responsible to the Owner for all cost and expense thereby incurred.

10.3.4 Before any soil is imported to or exported from the site, the Contractor shall arrange, and the Owner shall pay for testing of such soil under the supervision of consultants designated by the Owner (“Owner’s Consultants”) and obtain written approval from the Owner for such importing or exporting of soil. Regarding any soil imported to the site, the Contractor shall provide the Owner with a history of the export site including past historical uses, any environmental reports that may have been prepared by current or previous owners, any governmental reports, citations or notices with respect to the presence or suspected presence of hazardous materials at the export site, any existing soil test data, any spill and cleanup history, specific location(s) at the export site from which export material will be removed and any other pertinent information regarding the potential presence or history of pesticides or other hazardous materials on the export site. In addition, pursuant to the recommendations provided by the Owner’s Consultants, the Contractor shall coordinate with the Owner’s Consultants and pay for hazardous substances testing of the proposed import soil under the supervision of the Owner’s Consultants. The Owner and Owner’s Consultants will be provided with the results of said tests prior to the importation of any soil. Regarding any soil to be exported from the site, pursuant to the recommendations provided by the Owner’s Consultants, the Contractor shall coordinate with the Owner’s Consultants and arrange for hazardous substances testing under the supervision of the Owner’s Consultants of the proposed export soil at the Project site. The Contractor shall not import or export any soils until the foregoing testing has been performed to the reasonable satisfaction of the Owner and its Consultants and the Owner has provided the Contractor with written authorization to proceed with such importing and/or exporting of soils. The Contractor agrees that the Contract Sum includes all amounts required for the Contractor to comply with these requirements, other than fees due to the Owner’s Consultants which will be paid by Owner.

10.4 EMERGENCIES

10.4.1 In an emergency affecting safety of persons or property, the Contractor shall act, at the Contractor’s reasonable discretion to prevent threatened damage, injury or loss. Additional compensation or extension of time claimed by the Contractor on account of an emergency shall be determined as provided in Section 4.3 and Article 7.

ARTICLE 11 INSURANCE AND BONDS

11.1 CONTRACTOR’S LIABILITY INSURANCE

11.1.1 The Contractor shall purchase and maintain until final completion of the Work and thereafter as required hereunder, from a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located and rated at least A:X by A.M. Best’s Rating Agency and at least A- from Standard & Poor’s, such insurance to protect the Contractor from claims set forth below which may arise out of or result from the Contractor’s ongoing operations and completed operations under the Contract and for which the Contractor may be legally liable, whether such operations and completed operations be by the Contractor or by a Subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

.1	claims under workers’ compensation, employers’ liability, disability benefits, and other similar employee benefit acts which are applicable to the Work to be performed;

.2	claims for damages because of bodily injury, occupational sickness or disease, or death of the Contractor’s and Subcontractor’s employees;

.3	claims for damages because of bodily injury, sickness or disease, or death of any person other than the Contractor’s and Subcontractors’ employees;

.4	claims for damages insured by usual personal injury liability coverage;

.5

claims for damages, other than to the Work itself during the performance of the Work, because of injury to or destruction of tangible property, including explosion, collapse and damage to utilities, and loss of use, business income and time-element losses resulting therefrom;

.6	claims for damages because of bodily injury, death of a person, property damage, and physical damage arising out of ownership, maintenance or use of a motor vehicle;

.7	claims for bodily injury or property damage arising out of completed operations; and

.8	claims involving contractual liability insurance applicable to the Contractor’s and Subcontractors’ indemnification obligations under this Contract.

11.1.2 Prior to the commencement of the performance the Work, Contractor will obtain and maintain, at its sole cost and expense, and cause each of its Subcontractors to obtain and maintain at their sole cost and expense, the following insurance written for not less than the greater of (i) any limits of liability required by law; (ii) special insurance requirements of an Accepted Stipulated Sum Proposal; (iii) the limits evidenced on the declaration page of the pertinent insurance policy; or (iv) the following limits. All such limits shall be exclusive to, and unimpaired for, the Project. All insurance shall be written on an occurrence basis (except for Professional Liability, if applicable) and shall be primary, non-contributory insurance. Coverages shall be maintained without interruption from date of commencement of the Work until date of final payment and thereafter for any coverage required to be maintained after final payment. To the fullest extent permitted by law, the Owner, its affiliates (and as directed by the Owner also any lender to Owner, landlord of Owner, Owner’s representative, project manager and development manager), any other party that may be designated by Owner from time to time, any additional entity that acquires a direct or indirect interest in the Project, and each of the foregoing’s respective officers, directors, managers, members, agents, board members, elected officials, lenders, shareholders, joint venturers, partners, advisors, employees, successors and assigns (collectively, the “Additional Insureds”) shall each be named as additional insureds on all liability policies (except for Workers’ Compensation/Employer’s Liability and Professional Liability, if applicable), which policies shall provide that coverage of all additional insureds is primary and any insurance maintained by any Additional Insured is secondary and non-contributory and shall provide, without limitation, coverage for liability to employees of Contractor or its Subcontractors of all tiers or their personal representatives, heirs and beneficiaries. Products and completed operations coverage shall be maintained for a period of not less than the greater of (i) ten years after final completion of the Work, or (ii) the greater time under which a claim may be properly brought under the applicable statute of limitations or repose. Contractor waives and shall cause its Subcontractors and Sub-subcontractors to waive, all causes of action or claims they may have against the Additional Insureds for any liability and workers’ compensation claims they incur in relation to the Work or any services performed in connection with the Project. All insurance policies shall accordingly provide waivers of subrogation endorsements in favor of the Owner and the Additional Insureds which must not contain any limitation or exclusion due to the requirement of contractual privity. Upon request from Owner, samples of policy endorsements will be furnished to Owner prior to the date of execution of the Agreement. Nothing in this Section shall modify or limit Contractor’s liability under Section 3.18 above.

For the absence of doubt, without limiting the meaning of additional insureds as described above, as of the date of this Agreement, the Additional Insureds shall include the Owner and PICA; PRISA II LHC, LLC; PR ll LHC Bayshore Technology Center, LLC; Westport Office Park, LLC; LSVF Pacific, LP; LSVF Americas, LP; Longfellow Capital Partners ll, LP; Longfellow Strategic Value Fund, LLC; Longfellow Property Management, LLC; Redwood Bayshore REIT, LLC, a California corporation and their respective agents, members, partners, employees and mortgagees are included and named as additional insured for the property located at 900-1300 Island Drive and 800-3800 Bridge Parkway in Redwood City, CA.

The Contractor shall require Subcontractors of all tiers to purchase and maintain insurance having the same coverages, provisions and limits as are set forth in this Article 11 and naming the Contractor, Owner and all other Additional Insureds on all liability policies (except for Workers’ Compensation and Professional Liability, if applicable), unless the Owner reasonably approves in writing other coverages, provisions and limits at the time the Subcontract is entered into. Evidence in the form of valid certificates of insurance and endorsements showing the required insurance and additional insureds shall be furnished by the Contractor to the Owner at the time the Stipulated Sum Proposal is approved, and by Subcontractors to the Owner at the time the Owner approves such Subcontracts.

A.	Employer’s Liability

Workers’ Compensation:	Statutory limits
Employer’s Liability:	$1,000,000 employer’s liability part B
$1,000,000 each accident
$1,000,000 employee-disease
$1,000,000 policy limit-disease

Workers’ Compensation coverage shall be in limits in scope and coverage as mandated by the State in which the Work is to be performed, or such greater amounts as may be required by Contractor’s Umbrella/Excess Liability policy in order to effect such coverage. Where applicable, U.S. Longshore and Harbor workers Compensation Act Endorsement shall be attached to the policy. Where applicable, the Maritime Coverage Endorsement shall be attached to the policy.

B.	Commercial General Liability Insurance:

1. Commercial General Liability. Coverage shall be Commercial General Liability Insurance no less broad than the Insurance Services Office (ISO) most current CG 00 01 form and without endorsement removing the subcontractor exception from the “your work” exclusion. Coverage shall be on an occurrence basis, and shall insure Contractor and its Subcontractors of any tier for Work performed under the Contract and Subcontracts of any tier against:

(a) claims for damages because of bodily injury (including mental anguish), sickness or disease, or death of any person other than its employees;

(b) claims for damages insured by personal and advertising injury coverage; and

(c) claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use therefrom.

The Commercial General Liability Insurance limits for the foregoing insurance required by the Contractor will be no less than the following:

General Aggregate: $2,000,000 per project

Each Occurrence: $1,000,000

Completed Operations Each Occurrence and Aggregate: $2,000,000

Personal Injury/Advertising Injury: $1,000,000

The Commercial General Liability Policy conditions shall include all of the Coverage Divisions and Extensions listed below:

(i) Operations in Progress Liability.

(ii) Independent Contractor Liability (including Contingent Liability), including liability arising out of Work performed by the insured’s Subcontractors or Sub-subcontractors.

(iii) Completed Operations Liability. With respect to Completed Operations Liability, when the entire Work has been determined complete by the Architect and accepted by the Owner, Contractor agrees to furnish evidence of such insurance coverage for thirty-six (36) months following date of acceptance by the Owner.

(iv) Insured Contracts (as defined by the most recently filed ISO CG 00 01 form), including insurance for the indemnification contained in this Agreement.

(v) Property damage shall extend to Completed Operations.

(vi) Property damage coverage shall include protection for loss resulting from the hazards of Explosion, Collapse, and Underground damage, as well as Subsidence.

(vii) Extended Bodily Injury coverage with respect to bodily injury resulting from the use of reasonable force to protect persons or property.

(viii) Terrorism.

If the Commercial General Liability coverage contains a General Aggregate limit, such General Aggregate limit shall apply separately to this project using an ISO CG 25 03 (05 09) or its equivalent. Owner and other Additional Insureds shall be included as additional insureds on the GCL, using ISO Additional Insured Endorsement CG 20 10 (11 85) or CG 20 10 (10 01) AND CG 20 37 (10 01) or an endorsement(s) providing equivalent coverage to the Additional Insureds. This insurance for the additional insureds shall (i) be as broad as the coverage provided for the named insured Contractor; (ii) be afforded be afforded to the fullest extent permitted by law for ongoing and completed operations; and (iii) not contain any limitation or exclusion due to the requirement of contractual privity between any such person or organization required to be included as an additional insured and the named insured Contractor. It shall apply as primary and non-contributing insurance before any other insurance or self-insurance, including any deductible, maintained by, or provided to, any Additional Insured, without any limitation or exclusion due to the requirement of contractual privity. Such policy shall contain no exclusions or limitations of coverage for: (i) Professional Liability more restrictive in coverage than ISO CG 22 80 or its equivalent; (ii) resulting or consequential property damage to or from “your work;” (iii) if applicable, work or operations within 50 feet of railroad/light rail/subway/similar tracked conveyance, and such policy must include an endorsement equivalent to ISO CG 24 17 (10 01)-Contractual Liability-Railroads; (iii) punitive, exemplary or multiplied damages; (iv) Bodily Injury or Property Damage connected in any way to the presence of Exterior Insulation Finishing Systems (“EIFS”) at the Project; (v) office, laboratory, life sciences, or other types of construction or real estate applicable to the Work; or (vi) Owner’s and the Additional Insureds’ vicarious liability, strict liability, or statutory liability.

C.

Business Automobile Liability Insurance to include bodily injury and property injury and property damage on any owned, non-owned, leased, and/or hired automobiles, including loading and unloading, with a combined single occurrence limit of $1,000,000. All statutory automobile coverage shall also be provided by the Contractor and Subcontractors. Such policy must not contain any exclusion or limitation with respect to loading or unloading of a covered vehicle. If Contractor and/or any Subcontractor of any tier is hauling or transporting waste materials, hazardous materials, hazardous substances or any other environmentally regulated substance that requires a regulated manifest (collectively, “Hazardous Substances”), relating to the Work, the Automobile Liability Insurance policy of Contractor and/or Subcontractor performing such operations must also include CA-9948 and MCS-90 endorsements. Owner and the Additional Insureds shall be included as additional insureds on such auto policies.

D.

Umbrella/Excess Liability of not less than $5,000,000 each occurrence and $5,000,000 in the aggregate limits and $5,000,000 each occurrence and $5,000,000 in the aggregate as to Subcontractors performing work directly or indirectly related to cranes and operations (including any contract whereby this scope of work is subcontracted to a lower tier Subcontractor) and $5,000,000 each occurrence and $5,000,000 in the aggregate as to all other Subcontractors, attaching to limits of and following forms of Primary Layers of insurance, as set forth in Sections 11.1.2.A, 11.1.2.B, and 11.1.2.C, above. Such insurance shall sit excess of and not more restrictive than the underlying Commercial General Liability, Business Automobile Liability, and Employer’s Liability Insurance policies, and such insurance must “drop down” over reduced or exhausted aggregate limits as to such underlying policies. To the extent that Primary Layers of insurance limits do not meet the minimum requirements stated in Sections 11.1.2.A, 11.1.2.B, and 11.1.2.C, above, the Contractor and Subcontractors shall increase its respective “Umbrella Excess Liability” limit to the extent necessary to achieve and comply with the total specified limits of Primary and Excess layers combined. Owner and the Additional Insureds shall be included as additional insureds on the policy with Additional Insured Endorsements as required above in Sections 11.1.2.B and 11.1.2.C. Such Umbrella/Excess Liability policy must be endorsed to provide that this insurance is primary to, and non- contributory with, any other insurance on which any of the Additional Insureds are an insured, whether such other insurance is primary, excess, contingent, self-insurance, or insurance on any other basis. This endorsement must cause the Umbrella/Excess coverage to be vertically exhausted, whereby such coverage is not subject to any “Other Insurance” clause under this Umbrella and/or Excess Liability policy.

E.

If Contractor or any Subcontractors are performing professional services, including, without limitation, design or engineering services for the Project, whether provided by professionals on Contractor’s or a Subcontractor’s staff or by independent parties under consulting agreements, that party must maintain Professional Liability Insurance with a minimum limit of not less than $5,000,000 per claim and $5,000,000 in the annual aggregate covering the professional services performed in connection with the Project and continuing in force by renewal or extended reporting provision for not less than (i) three (3) years after the final completion of the Project or (ii) the greater time under which a claim may be properly asserted under the applicable statute of limitations or repose. This coverage form shall be a “claims made” form. The policy shall not contain any exclusions or restrictions limitation applicable to the Work or any operations of the type contemplated by this Agreement. Professional Liability Insurance policies may include defense costs within the limit of liability.

F.

Contractors Pollution Liability: If Contractor or any Subcontractor is engaged for environmental abatement or remediation work, including treatment, storage, removal or transport of Hazardous Materials at, to, or from the site, or if Contractor’s or any Subcontractor’s work includes, without limitation, excavation, boring, grading, demolition, plumbing, HVAC, fire sprinkler and process piping or any other work which could in any way contribute to or cause moisture to be introduced into the interior of the building, either by construction, sealing or penetrating any portion of the building’s exterior envelope or releasing moisture within the building, that party must carry Contractors Pollution Liability insurance providing coverage for third party bodily injury, property damage and environmental damage arising from covered pollution conditions that are caused by or result from covered operations that are performed by or on behalf of the Contractor and subcontractors at the Project site. Owner and the Additional Insureds are to be specifically named as additional insureds on the policy. The policy definition of covered “Pollution Conditions” shall be broadened to include mold and other microbial matter. The policy shall also include coverage for clean-up costs; transportation; pollution conditions on, at, under or emanating from any disposal site, location or facility, used by or on behalf of that party for the disposal of any waste or waste materials; accidental release of asbestos; legionella liability; emergency response; and removal/transportation of aboveground and underground storage tanks. The policy is to be written on a project- specific basis with minimum limits of $10,000,000 per occurrence and aggregate, including contractual liability and completed operations for a period of six (6) years following the date of acceptance by Owner or the greater time under which a claim may be properly brought under the applicable statute of limitations or repose.

G.

Property Insurance: Contractor shall maintain Contractor’s Equipment or other “special form” property insurance covering all of its own property, tools, and equipment associated with the Project, including property in transit. Contractor and its Subcontractors shall be solely responsible for all supplies, materials, tools and any other property used in connection with the Project, and the Additional Insureds shall bear no responsibility for such items or any insurance, deductibles/retentions, or claims related thereto.

H.	Other Insurance: Such other insurance coverages in such amounts as may be required by Owner or any lender to Owner from time to time.

11.1.3 Duly executed original certificates of insurance in the customary format as that indicated by the ACORD 25 and 28 forms, together with policy endorsements (including but not limited to those reflecting the additional insured, primary and non-contributory, and waiver of subrogation coverage conditions), acceptable to the Owner shall be filed by the Contractor and Subcontractors with the Owner, including the Owner’s risk management department, prior to commencement of the Work (or before any Subcontractor commences its portion of the Work in the case of Subcontractor certificates). Certificates of insurance shall provide evidence of all insurance provisions indicated in sections 11.1.1 and 11.1.2, above. Evidence of the Project name and address must be listed in the description section of all Project specific certificates and endorsements. Certificates of insurance alone, without the requisite endorsements, are not acceptable to satisfy the provisions of the required insurance. Contractor and subcontractor shall file with the Owner updated and current certificates of insurance including indicating new policy provisions and policy periods least ten (10) days prior to expiration of such required insurance. In no event will any acceptance of certificates of insurance by Owner, or failure of Contractor to cause certificates of insurance and endorsements as required hereunder to be provided to Owner, be construed as a waiver or limitation of Contractors obligations to maintain the insurance required herein. Upon request of the Owner, the Contractor and Subcontractors shall furnish true and complete copies of all insurance policies indicated in section 11.1 and 11.1.2, above, to the Owner. These policies and certificates of insurance shall contain a provision that coverages afforded under the policies will not be canceled, amended allowed to expire until at least 30 days’ prior written notice has been given to the Owner and shall set forth evidence of all coverage required by 11.1.1 and 11.1.2. If any of the foregoing insurance coverages are required to remain in force after final payment and such a certificate is reasonably available, an additional certificate evidencing continuation of such coverage shall be submitted by the Contractor and Subcontractors to the Owner with the final application for payment. Information concerning reduction of coverage on account of revised limits or claims paid under the General Aggregate, or both, shall be furnished by the Contractor with reasonable promptness in accordance with the Contractor’s information and belief. The Contractor shall furnish to the Owner copies of any endorsements that are subsequently issued amending limits of coverage.

11.1.4 The deductible or self-insured retention amount related to any insurance required hereunder must not exceed $25,000 unless otherwise approved by Owner in writing. Additional Insureds will not be responsible for any deductible or self-insured retention amounts and the same will in no event be deemed a cost of the Project. Any agreed upon deductible or self-insured retention amount must be evidenced on the appropriate certificate of insurance. All coverage required to be maintained by Contractor in connection with the Project shall not contain any exclusions or restrictions limitation applicable to the work or services or operations of the type contemplated by this Agreement and Contractor shall require the same of all insurance of Subcontractors utilized in connection with this Project.

11.1.5 The Commercial General Liability and Business Automobile Liability (including the Umbrella/Excess Liability following the forms thereof) and Contractors Pollution Liability insurance policies required herein must include a Separation of Insureds clause such that the insurance applies separately to each insured against whom a claim or suit is asserted, and such policies must not contain any limitation or exclusion with respect to cross-liability for claims or suits by one insured against another. In addition, all liability policies, except with respect to Professional Liability insurance, must provide that defense costs from any claim will apply outside the applicable limits of insurance.

11.1.6 If Contractor fails to procure, maintain or pay for the required insurance, Owner at its sole discretion may define other financial risk transfer mechanisms or secure the same or similar insurance coverage, in which event Contractor will pay the cost thereof and will furnish upon demand, all information that may be required. The procurement of such insurance by Owner shall not be deemed to be a cost of the Work. The failure of Owner to demand certificates of insurance and endorsements evidencing the required insurance or to identify any deficiency in Contractor’s coverage based upon the evidence of insurance provided by Contractor will not be construed as a waiver by Owner of Contractor’s obligation to procure, maintain and pay for the required insurance. Notwithstanding any provision to the contrary contained herein, any waiver of the required insurance, including, without limitation, the amount or extent of coverage, may only be obtained by the prior written consent of Owner.

11.1.7 Failure of full compliance with the contractual provisions set forth in this Article 11 by the Contractor or Subcontractors in no way relieves the Contractor or Subcontractors of their obligations under the Contract Documents. Neither the maintenance of any insurance policy, nor the minimum limits required herein, will be deemed to limit or restrict in any way, Contractor’s liability in connection with the Work or the indemnification obligations in connection with the Project. No limit related to any required insurance may be reduced below the minimum limits required herein absent the prior written approval of Owner. Further, all obligations and requirements placed on Contractor in this Article 11 shall survive the termination or expiration of the Agreement (including, but without limitation and purely for the avoidance of doubt, maintenance of products-completed operations coverage, provision of renewal certificates, additional insured status for completed operations, primary and non-contributory coverage, and waiver of subrogation).

11.2 OWNER’S LIABILITY INSURANCE

11.2.1 The Owner shall be responsible for purchasing and maintaining any liability insurance desired by Owner.

11.4 PROPERTY INSURANCE

11.4.1 The Owner may purchase and maintain, through an insurance company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, property insurance, including any builders’ risk insurance (a special form of property insurance for new structures under construction) for the Project. Property insurance may be on an “all-risk” or equivalent policy form t include, as loss exposures may appear, insurance against the perils of fire (with extended coverage) and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, earthquake, flood, windstorm, falsework, testing and startup, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, and time-element and business-income loss exposures. The Owner’s property insurance will not cover hoists, tools, equipment, or other property belonging to the Contractor or any Subcontractor.

11.4.2 To the extent permitted by applicable property or builders’ risk insurance policies, the Owner and Contractor waive (and in each Subcontract each Subcontractor of any tier shall waive) all rights against (1) each other and any of their subcontractors, sub-subcontractors, agents and employees, each of the other, and (2) the Owner (and all persons required to be named as additional insureds under Article 11 whether or not so named) and Architect, and their respective consultants, separate contractors described in Article 6, if any, and any of their subcontractors, sub- subcontractors, agents and employees, in each case to the extent of actual recovery of any insurance proceeds under any insurance obtained pursuant to this Article 11, or to the extent that such liabilities, loss, cost, or expense (including attorney’s fees) would have been covered if such insurance had been purchased as required by this Contract, except such rights as they may have to proceeds of such insurance held by Owner in good faith. The insurance policies shall provide such waivers of subrogation by endorsement or otherwise and shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section. The foregoing waivers shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise; even though that person or entity did not pay the insurance premium directly or indirectly; and whether or not the person or entity had an insurable interest in the property damaged. The Contractor shall require similar waivers in favor of Owner and Contractor from all Subcontractors of all tiers.

ARTICLE 12 UNCOVERING AND CORRECTION OF WORK

12.1 UNCOVERING OF WORK

12.1.1 If a portion of the Work is covered contrary to the Architect’s request or to requirements specifically expressed in the Contract Documents, it must, if required in writing by the Architect, be uncovered for the Architect’s examination and be replaced at the Contractor’s expense without change in the Contract Time.

12.1.2 If a portion of the Work has been covered which the Architect has not specifically requested to examine prior to its being covered, the Architect may request to see such Work and it shall be uncovered by the Contractor. If such Work is in accordance with the Contract Documents, costs of uncovering and replacement shall, by appropriate Change Order, be at the Owner’s expense. If such Work is not in accordance with the Contract Documents, correction shall be at the Contractor’s expense.

12.2 CORRECTION OF WORK

12.2.1 The Contractor shall promptly correct Work rejected by the Architect or failing to conform to the requirements of the Contract Documents, whether discovered before or after Substantial Completion and whether or not fabricated, installed or completed. Costs of correcting such rejected Work, including additional testing and inspections and compensation for the Architect’s services and expenses made necessary thereby, shall be at the Contractor’s expense.

12.2.2 In addition to the Contractor’s warranty obligations under Section 3.5, if, within one year after the date of Substantial Completion of the Work or designated portion thereof or after the date for commencement of warranties established under Section 9.9.1, or by terms of an applicable special warranty required by the Contract Documents, any of the Work is found to be not in working order, the Contractor shall correct it promptly and without cost to the Owner after receipt of written notice from the Owner to do so unless the Owner has previously given the Contractor a written acceptance of such condition. Upon noting that the Work is not in working order, the Owner shall give notice to the Contractor with reasonable promptness. If any such Work requiring correction interferes with any occupancies or involves any emergency or any essential building systems (such as, without limitation, plumbing stoppages or leaks, HVAC, fire sprinklers, fire alarms and site lighting) the Contractor shall respond with a corrective plan within 2 hours of any service request by the Owner, shall promptly commence corrective action (in any event within 24 hours of such request regardless of whether such time is a weekend of holiday), and shall promptly complete all corrective Work (in any event within 72 hours of such request regardless of whether such time is a weekend of holiday). All other corrective Work will be commenced within 72 hours of any service request by the Owner and will promptly be completed. If the Contractor fails to correct nonconforming Work as provided above, the Owner may correct it in accordance with Section 2.4.

12.2.3 The one-year period for correction of Work shall be extended with respect to portions of Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual performance of the Work. The one-year period for correction of Work shall not be extended by corrective Work performed by the Contractor pursuant to this Section 12.2, except as to the corrective Work itself.

12.2.4 The Contractor shall remove from the site portions of the Work which are not in accordance with the requirements of the Contract Documents and are neither corrected by the Contractor nor accepted in writing by the Owner.

12.2.5 The Contractor shall bear and pay the cost of correcting destroyed or damaged construction, whether completed or partially completed, of the Owner or separate contractors caused by the Contractor’s correction or removal of Work which is not in accordance with the requirements of the Contract Documents.

12.2.6 Nothing contained in this Section 12.2 shall be construed to establish a period of limitation with respect to other obligations which the Contractor has under the Contract Documents including the obligation that all Work be performed in accordance with the Contract Documents. Establishment of the one-year period as described in Section 12.2 relates only to the specific obligation of the Contractor to place the Work in working order, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Contractor’s liability with respect to all of the Contractor’s other obligations.

12.3 ACCEPTANCE OF NONCONFORMING WORK

12.3.1 If the Owner prefers to accept Work which is not in accordance with the requirements of the Contract Documents, the Owner may do so instead of requiring its removal and correction, in which case the Contractor shall pay to the Owner (or a deductive Change Order may be issued in the amount of) the cost reasonably estimated by the Owner of correcting such Work. Nothing herein shall imply any obligation on the Owner ever to accept any defective or nonconforming Work.

ARTICLE 13 MISCELLANEOUS PROVISIONS

13.1 GOVERNING LAW

13.1.1 The Contract shall be governed by the law of the state where the Project is located.

13.2 SUCCESSORS AND ASSIGNS

13.2.1 The Owner and Contractor respectively bind themselves, their partners, successors, assigns and legal representatives to the other party hereto and to partners, successors, assigns and legal representatives of such other party in respect to covenants, agreements and obligations contained in the Contract Documents. The Owner may, without consent of the Contractor, assign the Contract to an institutional lender providing construction financing for the Project or to a successor holding title to the property where the Project is located. The Contractor shall execute all consents reasonably required to facilitate such assignment. The Contractor shall not, nor shall any Subcontractor, assign or subcontract any substantial portion of the Work without the prior written consent of the Owner.

13.3 WRITTEN NOTICE

13.3.1 Written notice shall be delivered in person to the individual or a member of the firm or entity or to an officer of the corporation for which it was intended, sent by certified mail, return receipt requested, or sent by nationally recognized overnight delivery services which obtain delivery receipts. Notices sent by certified mail or overnight delivery service shall be sent to the Contractor at the Contractor’s address [SEE ACCEPTED STIPULATED SUM PROPOSAL] or to the Owner at the Owner’s address [SEE ACCEPTED STIPULATED SUM PROPOSAL] or to such other address as either party may specify by written notice to the other party. A notice sent by certified mail shall be effective three (3) days after mailing; a notice sent by overnight delivery service shall be effective as of the date of delivery as confirmed by the delivery receipt.

13.4 RIGHTS AND REMEDIES

13.4.1 Duties and obligations imposed by the Contract Documents and rights and remedies available thereunder shall be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law.

13.4.2 No action or failure to act by the Owner, Architect or Contractor shall constitute a waiver of a right or duty afforded them under the Contract, nor shall such action or failure to act constitute approval of or acquiescence in a breach thereunder, except as may be specifically agreed in writing.

13.4.3 This Contract, the Accepted Stipulated Sum Proposal and all other Contract documents may be executed in counterparts and by facsimile or electronic signatures. If any provisions shall to any extent be invalid, the remainder shall not be affected. Other than contemporaneous instruments executed and delivered of even date, if any, this Contract contains all of the agreements between Owner and Contractor relating in any way to the Project and supersedes all prior agreements and dealings between them with respect to the Project. There are no oral agreements between Owner and Contractor relating to this Contract or the Project. This Agreement shall not create any rights for Contractor for any further phase of the Project beyond the scope of services set forth in this Contract or for any work on any other project of Owner. The provisions of this Contract shall bind Owner and Contractor and their respective successors and assigns and shall inure to the benefit of Owner and its successors and assigns and of Contractor and its permitted successors and assigns. The titles are for convenience only and shall not be considered a part of the Contract. Unless a party’s approval or consent is required by the express terms of this Contract not to be unreasonably withheld, such approval or consent may be withheld in the party’s sole discretion. The submission of a form of this Contract or any Accepted Stipulated Sum Proposal or any summary of their respective terms shall not constitute an offer by Owner to Contractor; but a contract shall only be created and the parties bound when this Contract and any Accepted Stipulated Sum Proposal is executed and delivered by both Owner and Contractor and approved by the holder of any mortgage of the Premises having the right to approve this Contract. Nothing herein shall be construed as creating the relationship between Owner and Contractor of principal and agent, or of partners or joint venturers or any relationship other than contracting parties. This Contract and all consents, notices, approvals and all other related documents may be reproduced by any party by any electronic means or by facsimile, photographic, microfilm, microfiche or other reproduction process and the originals may be destroyed; and each party agrees that any reproductions shall be as admissible in evidence in any judicial or administrative proceeding as the original itself (whether or not the original is in existence and whether or not reproduction was made in the regular course of business), and that any further reproduction of such reproduction shall likewise be admissible.

13.5 TESTS AND INSPECTIONS

13.5.1 Tests, inspections and approvals of portions of the Work required by the Contract Documents or by laws, ordinances, rules, regulations or orders of public authorities having jurisdiction shall be made at an appropriate time. Unless otherwise provided, the Contractor shall make arrangements for such tests, inspections and approvals with an independent testing laboratory or entity acceptable to the Owner, or with the appropriate public authority and shall bear all related costs of tests, inspections and approvals. The Contractor shall give the Architect timely notice of when and where tests and inspections are to be made so that the Architect may be present for such procedures. The Owner shall bear costs of tests, inspections or approvals which do not become requirements until after the Accepted Stipulated Sum Proposal. In no event shall any error or omission in such inspections or tests or failure to perform inspections of tests excuse or mitigate the Contractor’s failure to perform the Work in accordance with the Contract Documents.

13.5.2 If the Architect, Owner or public authorities having jurisdiction determine that portions of the Work require additional testing, inspection or approval not included under Section 13.5.1, the Architect will, upon written authorization from the Owner, instruct the Contractor to make arrangements for such additional testing, inspection or approval by an entity acceptable to the Owner, and the Contractor shall give timely notice to the Architect of when and where tests and inspections are to be made so that the Architect may be present for such procedures. Such costs, except as provided in Section 13.5.3, shall be at the Owner’s expense.

13.5.3 If such procedures for testing, inspection or approval under Sections 13.5.1 and 13.5.2 reveal failure of the portions of the Work to comply with requirements established by the Contract Documents, all costs made necessary by such failure including those of repeated procedures and compensation for the Architect’s services and expenses shall be at the Contractor’s expense.

13.5.4 The Contractor shall obtain and deliver promptly to the Architect the final certificate of occupancy for the Project, certificates of final inspection of any part of the Work and operating permits for any mechanical apparatus, such as elevators, escalators, boilers, air compressors, etc., which may be required by law to permit full use and occupancy of the premises by the Owner. Receipt of such permits or certificates by the Architect shall be a condition precedent to final completion of the Work unless the such permits or certificates are not issued due to reasons beyond the Contractor’s control.

13.5.5 If the Architect is to observe tests, inspections or approvals required by the Contract Documents, the Architect will do so promptly and, where practicable, at the normal place of testing.

13.5.6 Tests or inspections conducted pursuant to the Contract Documents shall be made promptly to avoid unreasonable delay in the Work.

13.6 COMMENCEMENT OF STATUTORY LIMITATION PERIOD

13.6.1 As between the Owner and Contractor, the commencement of any statutory limitation period shall begin with respect to all Work performed prior to Substantial Completion on the date of Substantial Completion.

13.7 COMPLIANCE WITH GOVERNING LAW

13.7.1 The parties acknowledge and agree that the time periods and other provisions relating to payments and release of retainage in this Contract are intended to and do comply with the laws of the state where the project is located. In all of its Subcontracts and dealings with Subcontractors, the Contractor shall comply with the laws of the state where the project is located and shall defend, indemnify and hold the Owner harmless in the manner provided elsewhere in this Contract from its failure so to do.

ARTICLE 14 TERMINATION OR SUSPENSION OF THE CONTRACT

14.1 TERMINATION BY THE CONTRACTOR

14.1.1 The Contractor may terminate the Contract (a) because the Architect has not issued a Certificate for Payment and has not notified the Contractor of the reason for withholding certification as provided in Section 9.4.1, or because the Owner has not made payment required to be made hereunder, in each case if the same is not remedied within thirty (30) days after the date written notice given to the Owner thereof, or (b) if the Work is stopped for a period of 60 consecutive days through no act or fault of the Contractor or a Subcontractor, Sub- subcontractor or their agents or employees or any other persons performing portions of the Work under direct or indirect contract with the Contractor, for any of the following reasons:

.1	issuance of an order of a court or other public authority having jurisdiction which requires all Work to be stopped;

.2	an act of government, such as a declaration of national emergency which requires all Work to be stopped;

but only if the cause therefore has not been removed after the Contractor has delivered a written notice to the Owner after such period of such intention to terminate within ten (10) days after its receipt of such notice of intention to terminate.

14.2 TERMINATION BY THE OWNER FOR CAUSE

14.2.1 The Owner may terminate the Contract if any of the following continues for more than 10 days following written notice to the Contractor: if the Contractor —

.1

refuses or fails to supply enough properly skilled workers or proper materials which causes the Owner or the Architect to reasonably conclude that the Contractor will not complete the Work within the Contract Time, for the Contract Sum or in substantial compliance with the requirements of the Contract Documents;

.2	fails to make required payments to Subcontractors for materials or labor in accordance with the respective agreements between the Contractor and the Subcontractors;

.3	materially disregards laws, ordinances, or rules, regulations or orders of a public authority having jurisdiction; or

.4	otherwise is guilty of material breach of a provision of the Contract Documents.

.5	fails to fully and completely comply with Extraordinary Measures that the Owner has directed the Contractor to implement.

14.2.2 When any of the above reasons exist, the Owner may without prejudice to any other rights or remedies of the Owner and after giving the Contractor and the Contractor’s surety, if any, ten (10) days’ written notice, terminate the services of the Contractor and may:

.1	take possession of the site and of all materials, equipment, tools, and construction equipment and machinery thereon owned by the Contractor;

.2	accept assignment of subcontracts; and/or

.3

finish the Work by whatever reasonable method the Owner may deem expedient. Upon request of the Contractor, the Owner shall furnish to the Contractor an accounting of the costs incurred by the Owner in finishing the Work.

14.2.3 When the Owner terminates the Contract for one of the reasons stated in Section 14.2.1, the Contractor shall not be entitled to receive further payment until the Work is finished.

14.2.4 The Owner shall be entitled to collect from the Contractor the costs incurred by the Owner in terminating the Contractor, taking possession of the site and finishing the Work, including compensation for additional professional services and expenses made necessary thereby and all damages suffered by the Owner on account of the Contractor’s default. If the unpaid balance of the Contract Sum as of the date of the Owner’s completion exceeds such Owner’s costs and damages such excess shall be paid to the Contractor. If such costs and damages exceed the unpaid balance of the Contract Sum, the Contractor shall pay the difference to the Owner, which obligation shall survive the termination of the Contract.

14.3 SUSPENSION BY THE OWNER FOR CONVENIENCE

14.3.1 The Owner may, without cause, order the Contractor in writing to suspend the Work in whole or in part for such period of time as the Owner may determine.

14.3.2 The Contract Sum and Contract Time shall be adjusted for increases in the Contractor’s actual costs and for the time of suspension.

14.4 TERMINATION BY THE OWNER FOR CONVENIENCE

14.4.1 The Owner may, at any time, for the Owner’s convenience for any reason or no reason and without cause, terminate all or any portion of Work by giving at least seven (7) days’ prior written notice to the Contractor of the effective date of termination. The Contractor shall continue to prosecute any portion of the Work not terminated.

14.4.2 Upon receipt of written notice from the Owner of such termination for the Owner’s convenience, the Contractor shall:

.1	cease operations as directed by the Owner in the notice;

.2	take actions necessary, or that the Owner may direct, for the protection and preservation of the Work; and

.3

except for Work directed to be performed prior to the effective date of termination stated in the notice, terminate all existing subcontracts except for the subcontracts, if any, that the Owner elects to assume, terminate all purchase orders and enter into no further subcontracts and purchase orders.

14.4.3 In case of such termination for the Owner’s convenience, the Contractor shall be entitled to receive payment for Work properly executed in accordance with the Contract Documents through the effective date of termination (the basis for such payment shall be as provided in the Contract Documents) and for costs reasonably incurred by the Contractor and directly related to the termination of Work or Subcontracts including costs attributable to termination of Subcontracts, materials ordered and delivered and nonrefundable deposits, reasonable demobilization and cancellation charges. No payment shall be made by the Owner, however, to the extent that such Work or Subcontract is, was, or could have been terminated without payment to the Contractor under the Contract Documents. In the event of partial termination of Work for the Owner’s convenience, the Owner will issue a Construction Change Directive or authorize a Change Order making any required adjustment to the Milestone Dates and/or the Contract Sum. For the remainder of the Work, the Contract Documents shall remain in full force and effect. In no event shall the Contractor ever be entitled to receive a larger payment on account of any termination under Section 14.1 or 14.2 than the Contractor would have received on account of a termination under this Section 14.4. Without limitation, in the event that a termination by Owner for cause is ultimately deemed to be wrongful by a trier of fact, such termination shall conclusively be deemed to be a termination for convenience by the Owner, and the Contractor’s rights and remedies against the Owner shall be as set forth in this Section 14.4.

ARTICLE 15 MUTUAL WAIVER OF CONSEQUENTIAL DAMAGES

15.1 Notwithstanding anything in the Contract Damages to the contrary, including any indemnification in the Contract Documents, the Contractor and Owner waive claims against each other for consequential damages arising out of or relating to the Contract Documents. This mutual waiver includes:

.1

damages incurred by the Owner for rental expenses, for losses of use, income, profit, financing, business and reputation, and for loss of management or employee productivity or of the services of such persons; and

.2

damages incurred by the Contractor for principal office expenses including the compensation of personnel stationed there, for losses of financing, business and reputation, and for loss of profit, except anticipated profit arising directly from the Work.

This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination in accordance with Article 14.

Exhibit C

To Construction Contract Dated March 3, 2021

For Tenant Improvements for Adicet Therapeutics, Inc. at 1000 Bridge Pkwy, Redwood City CA 94065

Stipulated Sum Proposal

When accepted in writing by the Owner and Contractor, this Stipulated Sum Proposal, together with all Exhibits and Schedules to the Agreement entered into between the parties shall be the Contract for the Project described in Appendix D attached hereto.

1.

If the Owner has authorized the Contractor in writing to perform certain Work prior to the date of the Accepted Stipulated Sum Proposal or to perform Pre-Construction Services (collectively “Early Work”), such costs are included within the Stipulated Sum Proposal under the category “Pre-Contract Work Costs”. The Contractor has been paid $0 through and including March 4, 2021, (“Last Billing Date”) and is owed $0 as of the Last Billing Date which has been or will be paid in the ordinary course, all on account of all such Early Work performed through the Last Billing Date (the sum of such amounts paid and owed being the “Pre-Contract Work Costs”). Other than the above amount owing on account of the Pre-Contract Work Costs together with amounts accrued on account of such authorized Early Work after the Last Billing Date (“Interim Costs”) and less any amounts paid since such Date, no other amount is owing or obligation is outstanding from the Owner to the Contractor with respect to such Work or otherwise with respect to the Project. The Pre-Contract Work Costs (including any Interim Costs) are included within the Contract Sum, and all such Work is subject to all of the provisions of the Contract Documents.

2.	The Date of commencement of the Work shall be January 1, 2021.

3.	The Date of Substantial Completion of the Work shall be March 31, 2021. Attached as Appendix C, is the Construction Schedule.

4.	The Work is described in the Drawings and Specifications or Project Manual referred to in Appendix D.

5.	The Contractor’s markup for changes in the Work, as reflected in Change Orders or Construction Change Directives, shall be 10% percent of the net increase in the cost of the Work due to such changes.

6.

Subject to adjustment on account of Change Orders and Construction Change Directives, the Contract Sum to be paid to the Contractor on account of the Work with respect to the Project shall not exceed the guaranteed maximum price (“Contract Sum”) of: ($12,811,700.00), which amount is calculated as the sum of the following:

(a)	the amounts detailed in the Schedule of Values set forth in Appendix A;

(b)	Pre-Contract Work costs of $150,000.00 (included in Schedule A values);

(c)	allowances of zero Dollars ($0) in the aggregate as individually set forth on Appendix B, if any, and

(d)	Other Costs of Dollars (see Appendix F) in the aggregate as individually set forth on Appendix F, if any.

Upon request by the Owner, with each application for payment the Contractor shall separately account for payments billed and received to date against the above categories, as the same are adjusted from time to time by Change Orders and Construction Change Directives.

7.	The Owner’s Representative for the Project will be: Charlie Penner.

8.	The Contractor’s Representative for the Project will be: Les Hellewell.

10.	The Contractor’s Management Personnel and their position rates are attached hereto as Appendix E.

11	The Owner’s sales tax exemption number, if applicable, is: N/A.

12.	Intentionally omitted.

13.	Intentionally omitted.

14.	Copies of all communications from the Contractor to the Owner will also be sent to the Owner at the following addresses:

200 Constitution

Dr. Menlo Park, CA 94025

15.	Other terms of the Agreement between the Contractor and the Owner with respect to the Project are as follows:

a. The Owner shall pay the Contractor on account of any contractor default insurance or bonds required by Owner, without duplication, the respective out of pocket premium costs thereof as a cost of the Work (to the extent included in the Contract Sum).

b. In the event of a default on the part of a Subcontractor covered under a bond or any such approved contractor default insurance the Contractor shall, without cost to the Owner, promptly exercise all of the rights under such bond or insurance. Copies of all default notices sent by the Contractor to or received by the Contractor from any Subcontractor and/or sent to or received from such contractor default insurer or bonding company shall simultaneously be sent to the Owner. The Contractor shall make available to the Owner upon request all documents related to any such insurance and bond claims.

c. The Owner may elect to add any of the Alternates in Appendix G, if any, to the Agreement, and if the Owner elects to do so, the Contract Sum shall be adjusted by Change Order in the “add” or “deduct” amounts respectively listed in Appendix G; and in any such case unless Appendix G contains time adjustments for particular Alternates there shall be no adjustment of the Contract Time provided that the Owner elects any Alternate by any final date therefor set forth in Appendix G. The Owner shall not be required to elect any Alternate or to expend any funds on account of an Allowance.

d. Any unit price obtained from a Subcontractor under a Subcontract executed with the approval of the Owner shall automatically become the unit price proposed and accepted by the Contractor and the Owner.

e. No Contractor’s markup shall be payable with respect to costs of the Work attributable to additional premium time authorized by the Owner unless otherwise expressly provided in this Accepted Stipulated Sum Proposal.

f. The Contractor shall cooperate with the Owner, the Owner’s counsel and the Architect in certifying, or causing any Subcontractor to certify, as to any facts concerning the Project that are known to the Contractor or any Subcontractor with respect to the Work and which are relevant to compliance with zoning, building, land use, environmental, gaming, licensing and other laws or requirements relating to the Project.

g. On or before the seventh (7th) day of each month after the Commencement Date, the Contractor shall submit to the Owner a report for the previous month providing the following separate items: (1) a narrative summary of the status of the construction of the Project; (2) a report of particular problems and significant issues pending or resolved during the period; (3) photographs showing the daily progress of construction and any particular problem areas; (4) a detailed report on the progress of the Work including depiction of the status of construction compared to the Construction Schedule, and a summary of Work to be performed during the subsequent month; (5) an anticipated requisition report; (6) a log of Subcontractor change orders; (7) a report on the status of Subcontracts; (8) a listing of pending Change Order requests and Construction Change Directives and estimated costs; and (9) any other information reasonably required by the Owner or its lender. The Owner may in writing waive some or all of the above in its discretion.

h. The Contractor agrees reasonably to cooperate with the Owner and participate in the preparation and delivery of any document filings and presentations to federal, state or municipal authorities, and to conform to Owner’s requirements regarding, noise, access, security, worker parking, disease prevention and other operational matters.

i. Except as otherwise required by law, the Contractor shall keep all information regarding this Project, this Contract and any aspect of the Work strictly confidential except for communications in the ordinary course with government agencies having jurisdiction, the Architect, Subcontractors and any persons necessary to enable the Contractor to perform its duties hereunder, and shall not, to the extent within its control, permit to occur any publicity or advertising directly or indirectly related thereto, except as approved in advance in writing by the Owner.

j. The Contractor shall comply with and cause its Subcontractors to comply with the Construction Management Plan and Other Special Requirements directed by the Owner and attached hereto as Appendix H.

k. This Accepted Stipulated Sum Proposal and the Agreement constitutes the entire agreement and understanding between the Owner and Contractor with respect to of the Project, supersedes all prior discussions, proposals, offers, agreements and understandings between them, whether oral or written, all of which are hereby merged into and are hereby superseded, and may be modified only by a writing signed by the party to be bound

The following Exhibits and Appendices are incorporated into this Stipulated Sum Proposal as though fully set forth herein:

The Agreement, including all Schedules

Exhibit A to the Agreement General Conditions, as modified

Appendix A     Schedule of Values

Appendix B     Allowances, if any

Appendix C     Construction Schedule

Appendix D     List of Drawings and Specifications/Project Manual

Appendix E     Management Personnel and Rates

Appendix F     Other Costs Amount

Appendix G     Alternates, if any

Appendix H     Construction Management Plan and Other Special Requirements

[End of Page]

When approved by both parties hereto this shall be the Accepted Stipulated Sum Proposal as of this 2nd day of April 2021.

OWNER		CONTRACTOR

Adicet Therapeutics, Inc.		C.P. Enterprises, Inc. d/b/a C.P. Construction

By:	/s/ Chen Schor	By:	/s/ Leslie Hellewell
Name: Chen Schor		Name: Leslie Hellewell
Title: President and CEO		Its: President

Appendix A

Schedule of Values

Walls and hard lids	$1,130,000.00
Flooring (Epoxy, VCT, Vinyl, Carpet, Wood, Sealed Con.)	$400,000.00
T-Bar Ceilings (Lab and office)	$400,000.00
Plumbing	$1,500,000.00
Electrical	$1,855,000.00
HVAC	$2,932,000.00
Fire Sprinklers	$180,000.00
Fire Alarms	$150,000.00
Glass	$200,000.00
Doors	$550,000.00
Paint	$175,000.00
* Lab Casework and hoods	$775,000.00
Lunch and break room casework	$75,000.00
Restroom core upgrades	$250,000.00
Misc (signage, Janitorial, Fire ext. etc.) (Add Dumpsters)	$80,000.00
Roofing and roof structural	$375,000.00
Generator Pad ADA Ramp at rear	$350,000.00
ERCCS	$70,000.00
General Conditions, Project management	$200,000.00
Sub Total	$11,647,000.00
10% Profit, Overhead, Insurance (4%, 5%, 1%)	$1,164,700.00

Total	$12,811,700.00

Add Alternative: Wall Paneling (WP1)	$88,000.00
Add Alternative: Lobby Floor	$55,000.00
Generator	$671,000.00

*	Final casework hasn’t been selected yet

Excludes: Plans, Permits, Phones, Data, Security, Access controls, Overtime, Roof screens, Installation or anchoring of owner supplied equipment, Gas monitoring equipment, Bonds, Builders risk insurance, Structural engineering, Elevator repair maintenance, and anything not listed above.